Exhibit 99.1

Alliance Boots GmbH
Consolidated financial statements

for the years ended 31 March 2013 and 2012

Contents

Independent auditors’ report	1

Group income statement	2

Group statement of comprehensive income	2

Group statement of financial position	3

Group statement of changes in equity	4

Group statement of cash flows	5

Notes to the consolidated financial statements	6

Independent auditors’ report

To the Board of Alliance Boots GmbH:

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of Alliance Boots GmbH and subsidiaries (“the Group”), which comprise the Group statement of financial position as at 31 March 2013 and 2012, and the related Group income statement, Group statement of comprehensive income, Group statement of changes in equity and Group statement of cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 March 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Group has elected to early adopt the revised IAS 19 Employee Benefits standard on a retrospective basis with a date of initial application of 1 April 2012. Our opinion is not modified with respect to this matter.

/s/ KPMG Audit Plc

London

United Kingdom

13 May 2013

Group income statement

for the years ended 31 March 2013 and 2012

	Notes	2013 £million	2012 Re-stated £million
Continuing operations:
Revenue	4	22,406	23,009
Profit from operations before associates and joint ventures	4,5	1,054	1,033
Share of post tax earnings of associates and joint ventures	17	39	58
Gain on disposal of associates		2	–
Gain on acquisition of a controlling interest in an associate	17	6	–
Profit from operations	4,7	1,101	1,091
Finance income	9	109	111
Finance costs	10	(373)	(514)
Profit before tax		837	688
Tax	11	(96)	(38)
Profit for the year from continuing operations		741	650
Discontinued operations:
Loss for the year from discontinued operations	12	–	(57)
Profit for the year		741	593

Attributable to:
Equity shareholders of the Company		707	571
Non controlling interests		34	22
		741	593

Group statement of comprehensive income

for the years ended 31 March 2013 and 2012

	Notes	2013 £million	2012 Re-stated £million
Profit for the year		741	593
Other comprehensive income for the year
Net exchange differences on translation of non-Sterling denominated operations		28	(52)
Defined benefit schemes – net remeasurements	36	(72)	100
Fair value losses on cash flow hedging instruments net of amounts recycled	32	(2)	–
Movements on available-for-sale reserve including amounts recycled	32	5	(9)
Share of post tax other comprehensive income of associates and joint ventures		2	(1)
		(39)	38
Tax on other comprehensive income for the year	11	14	(24)
		(25)	14
Total comprehensive income for the year		716	607

Attributable to:
Equity shareholders of the Company		684	614
Non controlling interests		32	(7)
		716	607

Group statement of financial position

as at 31 March 2013 and 2012

	Notes	2013 £million	2012 £million
Assets
Non-current assets
Goodwill	13	4,710	4,751
Other intangible assets	14	5,416	5,508
Property, plant and equipment	16	1,918	1,992
Investments in associates and joint ventures	17	958	911
Available-for-sale investments	18	48	41
Trade and other receivables	20	71	283
Deferred tax assets	24	11	32
Retirement benefit assets	36	62	30
Current tax assets		11	7
Derivative financial instruments	26	23	8
		13,228	13,563
Current assets
Inventories	19	2,030	1,782
Trade and other receivables	20	3,103	3,078
Cash and cash equivalents	21	592	670
Restricted cash	22	167	254
Current tax assets		8	–
Assets classified as held for sale	23	5	5
		5,905	5,789
Total assets		19,133	19,352
Liabilities
Current liabilities
Borrowings	26	(152)	(153)
Trade and other payables	25	(5,431)	(4,172)
Current tax liabilities		(105)	(32)
Provisions	30	(24)	(50)
Derivative financial instruments	26	–	(154)
		(5,712)	(4,561)
Net current assets		193	1,228
Non-current liabilities
Borrowings	26	(6,519)	(7,641)
Other payables	25	(128)	(251)
Deferred tax liabilities	24	(976)	(1,085)
Retirement benefit obligations	36	(98)	(79)
Provisions	30	(25)	(33)
Derivative financial instruments	26	(4)	(1)
		(7,750)	(9,090)
Net assets		5,671	5,701

Equity
Share capital	31	1,079	1,065
Share premium	31	2,879	2,795
Retained earnings		1,460	1,561
Other reserves	32	82	47
Shareholders’ equity		5,500	5,468
Non controlling interests		171	233
Total equity		5,671	5,701

Group statement of changes in equity

for the years ended 31 March 2013 and 2012

	Shareholders’ equity
2013	Share capital £million	Share premium £million	Retained earnings £million	Other reserves £million	Total £million	Non controlling interests £million	Total equity £million
At 1 April 2012	1,065	2,795	1,561	47	5,468	233	5,701
Profit for the year	–	–	707	–	707	34	741
Other comprehensive income for the year
Net exchange differences on translation of non-Sterling denominated operations	–	–	–	30	30	(2)	28
Defined benefit schemes – net remeasurements	–	–	(72)	–	(72)	–	(72)
Fair value losses on cash flow hedging instruments net of amounts recycled	–	–	–	(2)	(2)	–	(2)
Movements on available-for-sale reserve including amounts recycled	–	–	–	5	5	–	5
Share of post tax other comprehensive income of associates and joint ventures	–	–	–	2	2	–	2
Tax on other comprehensive income for the year	–	–	16	(2)	14	–	14
	–	–	(56)	33	(23)	(2)	(25)
Total comprehensive income for the year	–	–	651	33	684	32	716
Transactions with owners
Equity share capital issued	14	84	–	–	98	–	98
Dividends paid to non controlling interests	–	–	–	–	–	(19)	(19)
Future distribution obligation	–	–	(651)	–	(651)	–	(651)
Purchase of non controlling interests	–	–	(101)	2	(99)	(75)	(174)
	14	84	(752)	2	(652)	(94)	(746)
At 31 March 2013	1,079	2,879	1,460	82	5,500	171	5,671

	Shareholders’ equity
2012 Re-stated	Share capital £million	Share premium £million	Retained earnings £million	Other reserves £million	Total £million	Non controlling interests £million	Total equity £million
At 1 April 2011	1,065	2,795	939	(15)	4,784	340	5,124
Profit for the year	–	–	571	–	571	22	593
Other comprehensive income for the year:
Net exchange differences on translation of non-Sterling denominated operations	–	–	–	(23)	(23)	(29)	(52)
Defined benefit schemes – net remeasurements net of surplus restriction	–	–	100	–	100	–	100
Movements on available-for-sale reserve including amounts recycled	–	–	–	(9)	(9)	–	(9)
Share of post tax other comprehensive income of associates and joint ventures	–	–	–	(1)	(1)	–	(1)
Tax on other comprehensive income for the year	–	–	(26)	2	(24)	–	(24)
	–	–	74	(31)	43	(29)	14
Total comprehensive income for the year	–	–	645	(31)	614	(7)	607
Transactions with owners:
Liability to acquire equity stakes from non controlling interests	–	–	–	(2)	(2)	–	(2)
Dividends paid to non controlling interests	–	–	–	–	–	(27)	(27)
Purchase of non controlling interests	–	–	(23)	95	72	(72)	–
Non controlling interests in businesses disposed	–	–	–	–	–	(2)	(2)
Contribution from non controlling interests	–	–	–	–	–	1	1
	–	–	(23)	93	70	(100)	(30)
At 31 March 2012	1,065	2,795	1,561	47	5,468	233	5,701

Owners comprise equity shareholders of the Company and non controlling interests.

Group statement of cash flows

for the years ended 31 March 2013 and 2012

	Note	2013 £million	2012 Re-stated £million
Operating activities
Profit/(loss) from operations:
Continuing operations		1,101	1,091
Discontinued operations		–	(35)
		1,101	1,056
Adjustments to reconcile profit from operations to cash generated from operations:
Share of post tax earnings of associates and joint ventures		(39)	(58)
Depreciation and amortisation		345	372
Negative goodwill		(4)	–
Net loss/(gain) on disposal of property, plant and equipment		11	(1)
Impairment of goodwill and other intangible assets		62	11
Gain on acquisition of a controlling interest in an associate		(6)	–
Gain on disposal of associates		(2)	–
(Increase)/decrease in inventories		(66)	73
Decrease in receivables		168	142
Increase in payables and provisions		167	87
Movement in retirement benefit assets and obligations		(89)	(81)
Cash generated from operations		1,648	1,601
Tax paid		(114)	(83)
Net cash from operating activities		1,534	1,518
Investing activities
Acquisitions of businesses		(3)	(10)
Cash and cash equivalents of businesses acquired net of overdrafts		9	2
Disposals of businesses		1	5
Cash and cash equivalents of businesses disposed net of overdrafts		–	(13)
Purchase of property, plant and equipment, and intangible assets		(200)	(262)
Investments in associates and joint ventures		(16)	(20)
Disposal of investment in associates		3	–
Purchase of available-for-sale investments		(6)	(1)
Redemption of profit participating notes		193	–
Loans advanced net of repayments		(55)	–
Disposal of property, plant and equipment, and intangible assets		12	11
Disposal of available-for-sale investments		2	–
Disposal of assets classified as held for sale		3	1
Dividends received from associates and joint ventures		18	16
Dividends received from available-for-sale investments		–	1
Interest received		59	60
Net cash from/(used in) investing activities		20	(210)
Financing activities
Interest paid		(318)	(379)
Interest element of finance lease obligations		(1)	(1)
Proceeds from borrowings		86	207
Repayment and repurchase of borrowings and settlement of derivatives		(1,353)	(878)
Fees associated with financing activities		(48)	(23)
Net cash and cash equivalents transferred from restricted cash		88	27
Repayment of capital element of finance lease obligations		(8)	(7)
Issue of ordinary share capital		2	–
Dividends paid to non controlling interests		(29)	(43)
Purchase of non controlling interests		(65)	(122)
Contribution from non controlling interests		–	1
Net cash used in financing activities		(1,646)	(1,218)
Net (decrease)/increase in cash and cash equivalents in the year		(92)	90
Cash and cash equivalents at 1 April		668	594
Currency translation differences		3	(16)
Cash and cash equivalents at 31 March	21	579	668

Notes to the consolidated financial statements

for the years ended 31 March 2013 and 2012

1 General information

Alliance Boots GmbH is a private company incorporated in Switzerland. The address of its registered office is Alliance Boots GmbH, Untermattweg 8, 3027 Bern, Switzerland. The principal activities of the Group are pharmacy-led health and beauty retailing and pharmaceutical wholesaling and distribution in many major international markets.

The consolidated financial statements for the year ended 31 March 2013 were approved by the Board on 13 May 2013.

2 Accounting policies

The principal accounting policies applied in the preparation of the consolidated financial statements are set out below:

Basis of accounting

The consolidated financial statements have been prepared in Sterling reflecting the denomination of the currency of the most significant proportion of the trade and cash flows of Alliance Boots GmbH (the “Company”) and its subsidiaries and their interests in associates and joint ventures (together referred to as “the Group”) and have been rounded to the nearest £1 million. The consolidated financial statements have been prepared in accordance with the requirements of Swiss law and International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRSs”), as they apply to the consolidated financial statements for the year ended 31 March 2013. Had the consolidated financial statements been prepared under IFRSs as adopted by the European Union, there would be no material changes to the information presented in these consolidated financial statements.

The consolidated financial statements have been prepared principally on the historical cost basis. Other applicable measurement bases applied in the preparation of the consolidated financial statements are identified in the accounting policies below. Certain amounts in the prior year financial information have been reclassified to conform to the current year presentation.

The preparation of the consolidated financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts in the consolidated financial statements. The areas involving a higher degree of judgement, or areas where assumptions or estimates were significant to the consolidated financial statements are disclosed in note 38.

Going concern

The Directors consider that the Group has adequate resources to remain in operation for the foreseeable future, and have therefore continued to adopt the going concern basis for preparing the consolidated financial statements.

Change in accounting policy

Defined benefit schemes

The Group early adopted the revised IAS 19 Employee Benefits standard, with a date of initial application of 1 April 2012 and changed its basis for determining the income or expense related to defined benefit schemes.

As a result of the change, the Group now determines the net interest income/expense on the net defined benefit assets/liabilities for the year by applying the discount rates used to measure the defined benefit obligations at the beginning of the year to the net defined benefit assets/liabilities at the beginning of the year, taking into account any changes in the net defined benefit assets/liabilities during the year as a result of contributions and benefit payments. The net interest on the defined benefit assets/liabilities comprises interest cost on the defined benefit obligations and interest income on the scheme assets.

Previously, the Group determined interest income on scheme assets based on their long term rate of expected return. Scheme administrative costs which were previously deducted from the expected return on assets in finance income are now included as administrative costs.

Impact of change in accounting policy

The change in accounting policy has been applied retrospectively. The impact of the change was to reduce the defined benefit expense recognised in profit or loss by £50 million for the year ended 31 March 2013 (2012: £28 million) with a corresponding reduction in the defined benefit scheme remeasurement gain recognised in other comprehensive income as follows:

	2013 £million	2012 £million
Increase in administrative costs	(2)	(3)
Reduction in finance income	(177)	(196)
Reduction in finance costs	229	227
Increase in profit before tax	50	28
Increase in tax charge	(12)	(7)
Increase in profit for the year	38	21
Reduction in defined benefit schemes – net remeasurement	(50)	(28)
Reduction in tax charge on other comprehensive income for the year	12	7
Reduction in total other comprehensive income for the year	(38)	(21)

The change in accounting policy had no impact on net assets as at 31 March 2013 or 31 March 2012.

New, amended and revised IFRSs and International Financial Reporting Interpretations Committee pronouncements (“IFRICs”)

Other than the early adoption of the revised IAS 19 Employee Benefits standard described above, there were no amendments or revisions to IFRSs effective for the first time in the year ended 31 March 2013 which had an impact on the consolidated financial statements.

The following amendments and revisions to IFRSs which were effective for the first time in the year ended 31 March 2013 did not have any material impact on the consolidated financial statements:

Amendments and revisions to IFRSs
IFRS 7	Financial Instruments: Disclosures
IAS 12	Income Taxes

The following IFRSs and amendments and revisions to IFRSs were available for early adoption, but have not yet been applied in the preparation of the consolidated financial statements:

New IFRSs		Effective for periods beginning on or after
IFRS 9	Financial Instruments	1 January 2015
IFRS 10	Consolidated Financial Statements	1 January 2013
IFRS 11	Joint Arrangements	1 January 2013
IFRS 12	Disclosure of Interests in Other Entities	1 January 2013
IFRS 13	Fair Value Measurement	1 January 2013
Amendments and revisions to IFRSs		Effective for periods beginning on or after
IAS 1	Presentation of Financial Statements	1 July 2012
IFRS 7	Financial Instruments: Disclosures	1 January 2013
IAS 27	Separate Financial Statements	1 January 2013
IAS 28	Investments in Associates and Joint Ventures	1 January 2013
IAS 32	Financial Instruments: Presentation	1 January 2014
various	Improvements to IFRSs – minor amendments	various

The Directors do not anticipate that the adoption of these new IFRSs and amendments and revisions to IFRSs will have a material impact on the consolidated financial statements in the period of initial application with the exception of IFRS 9, where classification and measurement amendments will be required to assets currently classified as available-for-sale.

Consolidation

The consolidated financial statements as at and for the year ended 31 March 2013 comprise the Company and its subsidiaries and their interests in associates and joint ventures.

Subsidiaries

Subsidiaries are entities over which the Group has the power to govern the financial and operating policies so as to obtain benefits from their activities. The results of subsidiaries acquired or disposed of during the year are included in the Group income statement from or to the date that control commences or ceases, as appropriate.

Non controlling interests

Transactions with non controlling interests are treated as transactions with owners in their capacity as owners. When an equity interest is purchased from a non controlling interest, an amount proportionate to the interest purchased is transferred from equity attributable to non controlling interests to equity attributable to shareholders.

Prior to 1 April 2010, transactions with non controlling interests were treated as transactions with parties that were external to the Group, and when an equity interest was purchased from a non controlling interest, the difference between the consideration paid and the relevant share of the carrying value of the net assets acquired was recognised as goodwill and the underlying non controlling interest derecognised.

Associates and joint ventures

An associate is an entity over which the Group, either directly or indirectly, is in a position to exercise significant influence by participating in, but without control, or joint control, of the financial and operating policies of the entity. A joint venture is an entity over which the Group, either directly or indirectly, is in a position to jointly control the financial and operating policies of the entity. Associates and joint ventures are accounted for using the equity method. Unrealised profits and losses recognised by the Group on transactions with associates or joint ventures are eliminated to the extent of the Group’s interest in the associate or joint venture concerned. Financial statements of some associates and joint ventures are prepared for different reporting years from that of the Group. Adjustments are made for the effects of transactions and events that occur between the reporting date of an associate or joint venture and the reporting date of the consolidated financial statements.

All intra-group transactions, balances and unrealised gains on transactions between Group companies are eliminated on consolidation.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

2 Accounting policies continued

Currency

Currency transactions

Transactions denominated in currencies other than an entity’s functional currency are translated into an entity’s functional currency at the exchange rates ruling at the date of the transactions. Monetary assets and liabilities denominated in currencies other than an entity’s functional currency at the year end are translated at the exchange rate ruling at that date. Non-monetary assets and liabilities that are measured at historical cost and are denominated in currencies other than an entity’s functional currency are translated using the exchange rates at the date of the transaction. Non-monetary items that are measured at fair value and are denominated in currencies other than an entity’s functional currency are translated using the exchange rates at the date when the fair value was determined. Exchange gains and losses are recognised in the income statement.

Non-Sterling denominated entities

The assets and liabilities of non-Sterling denominated entities, including goodwill and fair value adjustments arising on consolidation, are translated into Sterling at exchange rates ruling at the year end. The results and cash flows of non-Sterling denominated entities are translated into Sterling at the average exchange rate for the year, which approximates to the underlying actual rates.

Exchange differences arising from the translation of the results and net assets of non-Sterling denominated entities are recognised in the translation reserve.

When a non-Sterling denominated entity is sold, the related balance in the translation reserve is recognised in the income statement as part of the gain or loss on sale.

Segmental reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers. The chief operating decision-makers, who are responsible for making resource allocation decisions in the attainment of strategic objectives and assessing the performance of the operating segments, have been identified as the executive Directors.

The Group has two reportable segments, being the Health & Beauty Division and the Pharmaceutical Wholesale Division. The main activity of the Health & Beauty Division is pharmacy-led health and beauty retailing, and the main activity of the Pharmaceutical Wholesale Division is pharmaceutical wholesaling and distribution.

Revenue

Revenue shown on the face of the income statement is the amount derived from the sale of goods and services outside of the Group in the normal course of business and is measured at the fair value of consideration received or receivable net of trade discounts, value added tax and other sales-related taxes. Revenue from the sale of goods is recognised when the Group has transferred the significant risks and rewards of ownership and control of the goods sold and the amount of revenue can be measured reliably. Revenue from services is recognised when it is probable that the economic benefits associated with the transaction will flow to the entity and the amount of revenue can be measured reliably.

The accounting policies for the major revenue categories by operating segment are:

Health & Beauty Division

Reimbursement of dispensing revenue and revenue derived from optical services is initially estimated because the actual reimbursement is often not known until after the month of sale.

Consideration received from retail and optical sales is recorded as revenue at the point of sale less appropriate adjustments for returns.

In respect of loyalty schemes (principally the Boots Advantage Card) as points are issued to customers the retail fair value of those points expected to be redeemed is deferred. When the points are used by customers they are recorded as revenue. Sales of gift vouchers are only included in revenue when vouchers are redeemed.

Pharmaceutical Wholesale Division

Wholesale revenue is recognised upon despatch of goods.

When the Group acts in the capacity of an agent, or a logistics service provider, revenue is the service fees and is recognised upon performance of the services concerned.

Other segments

Revenue is recognised upon despatch of goods.

Supplier rebates

Certain suppliers offer rebates when purchases made in a period meet or exceed a predetermined level. Rebates are only recognised when there is clear evidence of this type of binding arrangement with the supplier and the rebate receipt is both probable and can be reasonably estimated. The rebate is recognised as a reduction in the purchase price.

Exceptional items

Certain items are not regarded as forming part of the underlying trading activities of the Group and are therefore separately identified to allow users to understand the elements of and the trends in financial performance.

Finance income

Finance income comprises interest receivable on funds invested calculated using the effective interest rate method, net exchange gains relating to financing items, net interest on net defined benefit scheme assets, net fair value gains on derivative financial instruments used to hedge certain risks attributable to hedged items that are financing in nature, gains on derecognition of available-for-sale investments, fair value movements on cash flow hedge financing derivatives recycled from the cash flow hedge reserve, dividends received from investments and discounts on the repurchase of bank loans provided to the Group, which are accounted for as loan redemptions. Dividend income is recognised when the right to receive payment is established.

Finance costs

Finance costs comprise interest payable on borrowings calculated using the effective interest rate method, financing fees, net exchange losses relating to financing, net interest on net defined benefit scheme liabilities, the interest expense component of finance lease payments, net fair value losses on derivative financial instruments used to hedge certain risks attributable to hedged items that are financing in nature, fair value movements on cash flow hedge financing derivatives recycled from the cash flow hedge reserve, impairment of loan assets, impairment of available-for-sale investments and reassessment of obligations to and unwind of discount on non controlling interests.

Current/non-current classification

Current assets include assets held primarily for trading purposes, cash and cash equivalents, restricted cash and assets expected to be realised in, or intended for sale or consumption in, the course of the Group’s operating cycle. All other assets are classified as non-current assets.

Current liabilities include liabilities held primarily for trading purposes, liabilities expected to be settled in the course of the Group’s operating cycle and those liabilities due within one year from the reporting date. All other liabilities are classified as non-current liabilities.

Business combinations and goodwill

Business combinations are accounted for under IFRS 3 using the acquisition method of accounting. The cost of acquisition is the consideration given in exchange for the identifiable net assets. This consideration includes any cash paid plus the fair value at the date of exchange of assets given, liabilities incurred or assumed and equity instruments issued by the Group. Where a share-for-share exchange transaction is accounted for as a business combination, the cost of acquisition is the fair value of the equity transferred. Contingent consideration is recognised at fair value at the acquisition date. If contingent consideration comprises equity, it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes to the fair value of contingent consideration are recognised in the income statement.

The acquired net assets are initially recognised at fair value which is deemed cost in the consolidated financial statements. Where the Group does not acquire 100% ownership of the acquired company, non controlling interests are recorded either at fair value or at their proportion of the fair value of the acquired identifiable net assets. Prior to 1 April 2010, non controlling interests were recorded at their proportion of the fair value of the acquired identifiable net assets.

For acquisitions after 1 April 2010, goodwill comprises the fair value of the consideration plus the recognised amount of any non controlling interests in the acquiree, plus, if the business combination is achieved in stages, the fair value of the existing equity interest in the acquiree, less the fair value of the identifiable net assets acquired. Any difference between the carrying value and fair value of pre-existing equity interest in the acquiree is recognised in the income statement. For acquisitions prior to 1 April 2010, goodwill comprises the excess of the fair value of the consideration plus directly attributable costs over the fair value of the identifiable net assets acquired. Any goodwill and fair value adjustments are recorded as assets and liabilities of the acquired business and are recorded in the local currency of that business. Where the fair value of the identifiable net assets exceeds the fair value of the consideration, the excess is recognised as negative goodwill and recognised in the income statement immediately.

The costs of integrating and reorganising acquired businesses are charged to the post-acquisition income statement. Goodwill is carried at cost less accumulated impairment losses. No amortisation is charged.

Increases in the ownership interests in subsidiaries are accounted for as equity transactions. The carrying amounts of interests of equity shareholders and non controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any differences between amounts by which non controlling interests are adjusted and the fair value of the consideration paid are recognised directly in equity and attributed to equity shareholders of the Company.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

2 Accounting policies continued

Intangible assets

Intangible assets are stated at cost or deemed cost less any impairment and accumulated amortisation. The principal categories of intangible assets are:

Pharmacy licences

Pharmacy licences, being the exclusive right to operate as a pharmacy, are capitalised where there is an asset that can be separated from other identifiable assets that together form a pharmacy business.

Brands

Brands consist of corporate and product brands acquired as part of business combinations that meet the criteria for separate recognition. Costs in relation to internally generated brands are not capitalised.

Customer relationships

Customer relationships consist of relationships with customers established through contracts, or non-contractual customer relationships that meet the criteria for separate recognition, that have been acquired in a business combination.

Other intangible assets

Other intangible assets comprise product licences which give the right to sell certain products in specific countries and clinical data used to review therapy effectiveness which are recognised separately as intangible assets when they are acquired.

Software

Software that is not integral to an item of property, plant and equipment is recognised separately as an intangible asset. Certain direct and indirect development costs associated with internally developed software, including direct costs of materials and services, and payroll costs for employees devoting time to the software projects, are capitalised once the project has reached the application development stage. The costs are amortised from when the asset is ready for use. Costs incurred during the preliminary project stage, maintenance and training costs, and research and development costs are expensed as incurred.

Amortisation

Where an intangible asset is considered to have a finite life, amortisation is charged to the income statement on a straight-line basis over the useful life from the date the asset is available for use. Pharmacy licences recognised as intangible assets do not expire and therefore are considered to have an indefinite life. Certain brands have been identified as having an indefinite life, based on their life and history along with current market strength and future development plans. Those assets considered to have an indefinite life are not amortised and are tested for impairment at each year end. The useful lives for those intangible assets with a finite life are:

—	Brands – 10 to 20 years;
—	Customer relationships – 4 to 20 years;
—	Product licences – 5 to 15 years; and
—	Software – 3 to 8 years.

Amortisation periods and methods are reviewed annually and adjusted if appropriate.

Gains and losses on disposals are determined by comparing proceeds with carrying amounts. These are included in the income statement.

Property, plant and equipment

All property, plant and equipment is stated at cost or deemed cost less accumulated depreciation and impairment losses.

Depreciation of property, plant and equipment is provided to write off the cost, less residual value, in equal instalments over their expected useful economic lives which are:

—	Freehold land and assets in the course of construction – not depreciated;
—	Freehold and long leasehold buildings – not more than 50 years;
—	Short leasehold land and buildings – remaining period of lease;
—	Plant and machinery – 3 to 10 years; and
—	Fixtures, fittings, tools and equipment – 3 to 20 years.

Residual values, remaining useful economic lives and depreciation methods are reviewed annually and adjusted if appropriate.

Gains and losses on disposals are determined by comparing proceeds with carrying amounts. These are included in the income statement.

Impairment of assets

The Group’s assets are reviewed at each year end to determine whether events or changes in circumstances exist that indicate that their carrying amount may not be recoverable. If such an indication exists, the asset’s recoverable amount is estimated. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. An impairment loss is recognised in the income statement for the amount by which the asset’s carrying amount exceeds its recoverable amount. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows referred to as cash generating units.

For goodwill and other intangible assets that have an indefinite life and assets not yet available for use, the recoverable amount is estimated annually or more frequently when there is an indication that the asset is impaired.

Assets held for sale and discontinued operations

Assets and disposal groups are classified as held for sale if their carrying amount will be recovered through sale rather than through continuing use. The asset or disposal group must be available for immediate sale and the sale must be highly probable and be expected to complete within one year of the year end. Where applicable, assets and disposal groups classified as held for sale are measured at the lower of fair value less costs to sell and carrying amount.

Impairment losses on initial classification as held for sale are included in the income statement. Gains reversing previous impairment losses or losses on subsequent remeasurements are also included in the income statement.

Assets classified as held for sale are disclosed separately on the face of the statement of financial position and classified as current assets or liabilities with disposal groups being separated between assets held for sale and liabilities held for sale. No amortisation or depreciation is charged on assets, including those in disposal groups, classified as held for sale. Discontinued operations are components of the Group’s business that represent separate major lines of business or geographical areas of operations. Classification as discontinued operations occurs upon the date of disposal or when operations meet the criteria for classification as held for sale, if earlier. When operations are classified as discontinued, the comparative income statement is re-presented as if the operations had been discontinued from the start of the comparative year and included in the income statement as a separate line entitled ‘Profit/loss for the year from discontinued operations’.

Available-for-sale investments

The Group classifies its listed and unlisted investments as available-for-sale financial assets and measures them at fair value. Gains and losses arising from changes in fair values and exchange translation are recognised in equity unless they arise from significant or prolonged declines in value, in which case impairment losses are recorded in the income statement. When an investment is disposed of or derecognised, the related balance in the available-for-sale reserve is recognised in the income statement as part of the gain or loss on sale.

Trade receivables and other receivables

Trade and other receivables are initially recognised at fair value and are subsequently measured at amortised cost, less allowances for impairment where appropriate. These are reviewed for impairment on an individual or collective basis, depending on the size of the receivable and the period for which it is overdue.

Where the contractual rights to the cash flows from receivables are transferred to another party in transactions by which substantially all the risks and rewards of ownership of the receivables are transferred, then the receivables are derecognised.

Inventories

Inventories are valued at the lower of cost and net realisable value. With the exception of retail inventory in the Health & Beauty Division, cost is determined using the first in, first out (FIFO) method. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs necessary to make the sale.

The cost of raw materials and packaging is their purchase price. The cost of work in progress and finished goods comprises the purchase cost of goods, direct labour and those overheads related to manufacture and distribution based on normal activity levels.

Retail inventory is valued at retail prices and reduced by appropriate margins to take into account factors such as average cost, obsolescence, seasonality and damage.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and short term deposits with maturities of three months or less from the date of acquisition. Bank overdrafts are shown within borrowings in current liabilities on the statement of financial position. Bank overdrafts are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

Restricted cash

Restricted cash comprises cash which is restricted for specific purposes and so is not available for the use of the Group in its day to day operations.

Derivative financial instruments

The Group uses derivative financial instruments to hedge its exposure to currency translation and interest rate risks arising from operating, financing and investing activities.

In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for at fair value with movements taken to the income statement.

Derivative financial instruments are recognised initially at fair value, with movements on remeasurement recognised immediately in the income statement. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

2 Accounting policies continued

Hedges

Cash flow hedges

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable forecast transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in the cash flow hedge reserve.

When the forecast transaction subsequently results in the recognition of a non-financial asset or non-financial liability the associated cumulative gain or loss is removed from equity and included in the initial cost or other carrying amount of the non-financial asset or non-financial liability.

If the hedged forecast transaction subsequently results in the recognition of a financial asset or financial liability, the associated gains and losses that were recognised directly in equity are reclassified into profit or loss in the same period, or periods, during which the asset acquired or liability assumed affects profit or loss.

For cash flow hedges, other than those covered by the preceding two policy statements, the associated cumulative gain or loss is removed from equity and recognised in the income statement in the same period, or periods, during which the hedged forecast transaction affects profit or loss. The ineffective part of any gain or loss is recognised immediately in the income statement.

When a hedging instrument expires or is sold, terminated or exercised, or the entity revokes designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the cumulative gain or loss at that point remains in equity and is recognised in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to take place, the cumulative unrealised gain or loss recognised in equity is recognised immediately in the income statement.

Hedge of monetary assets and liabilities

Where a derivative financial instrument is used to hedge economically the currency translation exposure of a recognised monetary asset or liability, no hedge accounting is applied and any gain or loss on the hedging instrument is recognised in the income statement.

Hedge of net investment in non-Sterling denominated entities

On consolidation, the effective portion of the gain or loss on an instrument designated as a hedge of net investment in a non-Sterling denominated entity that is determined to be an effective hedge is recognised directly in the translation reserve. The ineffective portion is recognised immediately in the income statement.

When a non-Sterling denominated entity is sold, the cumulative currency gains or losses on the hedging instrument associated with that non-Sterling entity are removed from the translation reserve and recognised in the income statement as part of the gain or loss on sale.

Trade payables

Trade payables are initially recognised at fair value and are subsequently measured at amortised cost.

Borrowings

Borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest basis. Amendments to existing borrowings are assessed on a qualitative and quantitative basis to determine whether they are considered significant modifications. Transaction costs attributable to non-significant modifications are deducted from the carrying values of borrowings and amortised over the remaining terms of the modified borrowings by recalculating the effective interest rate.

Liabilities to non controlling interests

Commitments to acquire equity stakes from non controlling interests, including put options, are recognised as financial liabilities when they are made, with a corresponding debit recognised as a special reserve within shareholders’ equity. Dividend obligations to non controlling interests are recognised as financial liabilities when the commitments are made, with a corresponding debit recognised within equity attributable to non controlling interests.

Changes to estimates of amounts payable under these commitments and obligations are recognised as exceptional items within finance costs.

Retirement benefits

The Group operates a number of retirement benefit schemes under which contributions by employees and by the sponsoring companies are held in trust funds separated from the Group’s finances. Where a retirement benefits arrangement is unfunded, provision is made in the statement of financial position for the obligation.

Defined benefit schemes

A defined benefit scheme is a retirement benefit scheme that defines an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors, such as age, years of service and compensation. The Group’s net obligation or asset in respect of defined benefit schemes is calculated separately for each scheme by estimating the amount of future benefit that employees have earned in return for their service in the current and prior years; that benefit is discounted to determine its present value and the fair value of any scheme assets is deducted.

The discount rate is the yield at the year end on AA rated bonds that have maturity dates approximating to the terms of the Group’s obligations. The calculation is performed by a qualified actuary using the projected unit credit method. Scheme assets are valued at bid price.

Current and past service costs are recognised in profit from operations. Net interest income/expense on net defined benefit assets/liabilities is determined by applying discount rates used to measure defined benefit obligations at the beginning of the year to net defined benefit assets/liabilities at the beginning of the year and is included in finance income/costs. All remeasurement gains and losses that arise in calculating the Group’s obligation in respect of a scheme are recognised immediately in reserves and reported in the statement of comprehensive income.

Curtailment gains resulting from changes to the membership composition of defined benefit schemes are recognised in the income statement and as a reduction in the present value of defined benefit scheme liabilities.

Settlement gains or losses resulting from scheme amendments transferring liabilities of defined benefit schemes are recognised in the income statement and as a reduction in the present value of defined benefit scheme liabilities.

Defined contribution schemes

Obligations for contributions to defined contribution retirement benefit schemes are recognised as an expense in the income statement as they fall due.

Leases

Leases for which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases, including outsourced assets held exclusively for the use of the Group. The cost of assets held under finance leases is deemed to be the present values of the minimum lease payments and is included within property, plant and equipment. Depreciation is provided in accordance with the policy for the class of asset concerned over the period of the lease. The corresponding obligations under these leases are shown as liabilities. The finance charge element of rentals is charged to the income statement through finance costs to produce, or approximate to, a constant periodic rate of charge on the remaining balance of the outstanding obligations. Lease premiums paid in advance are treated as prepayments and are amortised over the period of the lease.

Payments made under operating leases are recognised in the income statement on a straight-line basis over the period of the lease. Predetermined rental increases included in the lease are recognised on a straight-line basis. Benefits received as an incentive to sign a lease, whatever form they may take, are credited to the income statement on a straight-line basis over the period of the lease.

Lease income is recognised on a straight-line basis over the period of the lease.

Where leased properties become vacant, a provision is recognised and measured at the lower of the cost of terminating the lease and the expected net cash outflows of continuing with the lease.

Tax

Tax on the profit or loss for the year represents the sum of current tax and deferred tax. Tax is recognised in the income statement except to the extent that it relates to items recognised directly in other comprehensive income, in which case it is recognised in other comprehensive income.

Current tax

Current tax is the expected tax payable on the taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are not ever taxable or deductible. The Group’s liability for current tax is calculated using tax rates enacted or substantively enacted at the year end, and any adjustments to tax payable in respect of previous years.

Deferred tax

Deferred tax is provided in full using the statement of financial position liability method. It is the tax expected to be payable or recoverable on the temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. The following temporary differences are not provided for: those arising from the initial recognition of goodwill, the initial recognition of assets and liabilities that affect neither accounting nor taxable profit and differences relating to investments in subsidiaries to the extent that it is not probable that they will reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the year end.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. The carrying amounts of deferred tax assets are reviewed at each year end and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the asset to be recovered.

Additional income taxes that arise from receipt of dividends from the Group’s subsidiaries, associates and joint ventures are recognised at the same time as the payee recognises the liability to pay the related dividend except where the timing of the payment is not controlled by the Group, in which case a deferred tax liability is recognised in full against those distributable reserves.

Deferred tax assets and liabilities are offset in the statement of financial position when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

2 Accounting policies continued

Provisions

Provisions are recognised in the statement of financial position when there is a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and that obligation can be measured reliably. If the effect of the time value of money is material, provisions are discounted using a current pre tax rate that reflects the risks specific to the liability.

Equity instruments

An equity instrument is any contract which evidences a residual interest in the net assets of an entity. A financial instrument is treated by the Group as equity if:

—	there is no contractual obligation to deliver cash or other financial assets or to exchange financial assets or liabilities on unfavourable terms; and
—	the instrument is either a non-derivative which contains no contractual obligation to deliver a variable number of shares, or is a derivative which will be settled only by the Group exchanging a fixed amount of cash or other financial assets, for a fixed number of its own equity instruments.

Incremental costs directly attributable to the issue of new shares are shown as a deduction, net of applicable tax, from the proceeds. An incremental share issue cost is one which would not have arisen if shares had not been issued.

Additional performance measures

The Directors believe that certain additional performance measures provide useful information to assist in understanding the performance of the Group. These measures, which are used for internal performance measurement, are not defined by IFRSs and therefore may not be directly comparable with other companies’ adjusted measures. The key measures are:

EBITDA

Trading profit before underlying depreciation and amortisation.

IAS 39 timing differences

Derivative financial instruments are used to hedge interest rate and currency exposures. IAS 39 dictates whether changes in the fair value of these instruments can be matched in the income statement by changes in the fair value of the item being hedged. Where they cannot be matched, or do not fully match, the unmatched amount represents a timing difference that will reverse over the life of the financial instruments. Derivative financial instruments are also used as credit instruments and changes in fair value which reverse over the life of these instruments similarly represent a timing difference.

Net borrowings

Cash and cash equivalents, restricted cash, derivative financial instruments and borrowings net of unamortised prepaid financing fees.

Net finance costs

Finance costs net of finance income.

Share of underlying post tax earnings of associates and joint ventures

Share of post tax earnings of associates and joint ventures before amortisation of customer relationships and brands, exceptional items, timing differences within net finance costs and related tax.

Timing differences within net finance costs

IAS 39 timing differences and the unwinding of the discount on obligations to non controlling interests.

Trading profit

Profit from operations before amortisation of customer relationships and brands, exceptional items and share of post tax earnings of associates and joint ventures.

Underlying depreciation and amortisation

Depreciation and amortisation adjusted to exclude amortisation of customer relationships and brands and depreciation and amortisation within exceptional items.

Underlying effective tax rate

Underlying tax charge as a percentage of trading profit less underlying net finance costs.

Underlying net finance costs

Net finance costs adjusted to exclude exceptional items and timing differences within net finance costs.

Underlying profit (after tax)

Profit for the year before amortisation of customer relationships and brands, exceptional items, timing differences within net finance costs and related tax.

Underlying tax charge

Tax adjusted to exclude tax on amortisation of customer relationships and brands, exceptional items, timing differences within net finance costs and exceptional tax.

3 Exchange rates

The principal exchange rates relative to Sterling used in the preparation of the consolidated financial statements were:

	Average		Closing rate
	2013	2012	At 31 March 2013	At 31 March 2012
Euro	1.228	1.159	1.184	1.193
Turkish Lira	2.841	2.766	2.744	2.831
Swiss Franc	1.486	1.407	1.443	1.438
Norwegian Krone	9.134	8.969	8.856	9.121
Russian Rouble	49.197	47.252	46.977	46.685

4 Segmental information

The Group’s externally reportable operating segments reflect the internal reporting structure of the Group, which is the basis on which resource allocation decisions are made by the executive Directors in the attainment of strategic objectives. Inter-segment pricing is determined on an arm’s length basis.

The Group comprises the following operating segments:

Health & Beauty Division

Comprises all of the pharmacy-led health and beauty retail businesses across the Group. These businesses are located in the UK, Norway, the Republic of Ireland, The Netherlands and Thailand.

Pharmaceutical Wholesale Division

Comprises all of the pharmaceutical wholesaling and distribution businesses across the Group. These businesses are located in France, Germany, UK, Turkey, Spain, Egypt, The Netherlands, Czech Republic, Russia, Romania, Norway and Lithuania.

All other segments comprise the activities of Contract Manufacturing and Corporate. These did not meet the quantitative thresholds for determining reportable operating segments in 2013 or 2012.

Information regarding the results from continuing operations of each reportable segment is included below. Segment performance measures are revenue, EBITDA and trading profit/(loss) as included in the internal management reports that are reviewed by the executive Directors. These measures are used to monitor performance as management believes that such information is the most relevant in evaluating the results of certain segments relative to other entities that operate within these industries.

Definitions of the measures set out in the tables below are provided in the accounting policies.

2013	Health & Beauty Division £million	Pharmaceutical Wholesale Division £million	All other segments £million	Eliminations £million	Total £million
External revenue	7,477	14,817	112	–	22,406
Intra-group revenue	5	1,561	126	(1,692)	–
Total revenue	7,482	16,378	238	(1,692)	22,406
EBITDA	1,049	484	(28)	–	1,505
Underlying depreciation and amortisation	(184)	(49)	(7)	–	(240)
Trading profit/(loss)	865	435	(35)	–	1,265
Share of underlying post tax earnings of associates and joint ventures					39
Underlying net finance costs					(320)
Underlying tax charge (note 11)					(179)
Underlying profit (after tax)					805

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

4 Segmental information continued

2012 Re-stated	Health & Beauty Division £million	Pharmaceutical Wholesale Division £million	All other segments £million	Eliminations £million	Total £million
External revenue	7,666	15,217	126	–	23,009
Intra-group revenue	5	1,611	129	(1,745)	–
Total revenue	7,671	16,828	255	(1,745)	23,009
EBITDA	998	467	(25)	–	1,440
Underlying depreciation and amortisation	(188)	(53)	(7)	–	(248)
Trading profit/(loss)	810	414	(32)	–	1,192
Share of underlying post tax earnings of associates and joint ventures					60
Underlying net finance costs					(384)
Underlying tax charge (note 11)					(154)
Underlying profit (after tax)					714

The reconciliation of trading profit to profit before tax is set out below:

	2013 £million	2012 Re-stated £million
Trading profit	1,265	1,192
Amortisation of customer relationships and brands	(105)	(115)
Exceptional items	(106)	(44)
Profit from operations before associates and joint ventures	1,054	1,033
Share of post tax earnings of associates and joint ventures	39	58
Gain on disposal of associates	2	–
Gain on acquisition of a controlling interest in an associate	6	–
Profit from operations	1,101	1,091
Net finance costs	(264)	(403)
Profit before tax	837	688

The share of post tax earnings of associates and joint ventures is stated after the Group’s share of exceptional items of associates and joint ventures of £nil (2012: £2 million expense).

The reconciliation of underlying profit (after tax) to statutory profit for the year is set out below:

	2013 £million	2012 Re-stated £million
Underlying profit (after tax)	805	714
Amortisation of customer relationships and brands	(105)	(115)
Net exceptional items before tax	(66)	(33)
Timing differences within net finance costs	24	(32)
Tax credit on items not in underlying profit	45	41
Exceptional tax credit	38	75
Profit for the year from continuing operations	741	650
Loss for the year from discontinued operations	–	(57)
Profit for the year	741	593

The Group’s reportable segment assets and liabilities at the year end were:

	2013			2012
	Assets £million	Liabilities £million	Net £million	Assets £million	Liabilities £million	Net £million
Health & Beauty Division	10,215	(1,205)	9,010	10,610	(1,337)	9,273
Pharmaceutical Wholesale Division	7,120	(3,883)	3,237	6,754	(3,343)	3,411
All other segments	149	(99)	50	299	(95)	204
Eliminations	(236)	236	–	(269)	269	–
Allocated segment assets/(liabilities)	17,248	(4,951)	12,297	17,394	(4,506)	12,888
Unallocated:
Investments in associates and joint ventures	958	–	958	911	–	911
Future distribution obligation	–	(657)	(657)	–	–	–
Available-for-sale investments	48	–	48	41	–	41
Retirement benefit assets/(obligations)	62	(98)	(36)	30	(79)	(49)
Assets classified as held for sale	5	–	5	5	–	5
Net current and deferred tax	30	(1,081)	(1,051)	39	(1,117)	(1,078)
Net cash/(borrowings)	782	(6,675)	(5,893)	932	(7,949)	(7,017)
	19,133	(13,462)	5,671	19,352	(13,651)	5,701

Allocated segment assets at the year end comprised goodwill of £4,710 million (2012: £4,751 million), other intangible assets of £5,416 million (2012: £5,508 million), property, plant and equipment of £1,918 million (2012: £1,992 million), inventories of £2,030 million (2012: £1,782 million), and trade and other receivables of £3,174 million (2012: £3,361 million).

Allocated segment liabilities at the year end comprised trade and other payables excluding the future distribution obligation of £4,774 million (2012: £4,172 million), current provisions of £24 million (2012: £50 million), non-current other payables of £128 million (2012: £251 million) and non-current provisions of £25 million (2012: £33 million).

Eliminations included inter-segmental trading accounts between subsidiary undertakings.

Other information in respect of the Group’s segments (including discontinued operations) was:

2013	Health & Beauty Division £million	Pharmaceutical Wholesale Division £million	All other segments £million	Total £million
Amortisation of other intangible assets	73	79	–	152
Depreciation of property, plant and equipment	150	37	6	193
Impairment	–	62	–	62
Additions to non-current assets:
– other intangible assets	50	19	–	69
– property, plant and equipment	94	39	4	137

2012	Health & Beauty Division £million	Pharmaceutical Wholesale Division £million	All other segments £million	Total £million
Amortisation of other intangible assets	74	91	–	165
Depreciation of property, plant and equipment	158	41	8	207
Additions to non-current assets:
– goodwill	1	4	–	5
– other intangible assets	72	19	–	91
– property, plant and equipment	125	41	4	170

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

4 Segmental information continued

Segmental revenue based on the geographical location of customers was:

	2013 £million	2012 £million
UK	8,837	8,674
France	3,909	4,536
Germany	3,536	3,782
Other	6,213	6,103
Intra-group	(89)	(86)
	22,406	23,009

No revenues arose in Switzerland, the Company’s country of domicile.

Segmental non-current, non-financial assets, excluding deferred tax assets and retirement benefit assets, based on the geographical location of the assets were:

	2013 £million	2012 £million
UK	9,995	10,145
France	590	575
Germany	179	253
Switzerland	671	632
Other	1,567	1,557
	13,002	13,162

Segment non-current, non-financial assets at the year end comprised goodwill of £4,710 million (2012: £4,751 million), other intangible assets of £5,416 million (2012: £5,508 million), property, plant and equipment of £1,918 million (2012: £1,992 million) and investments in associates and joint ventures of £958 million (2012: £911 million).

The Group’s external revenues for groups of similar products and services were:

	2013 £million	2012 £million
Health & Beauty Division
Dispensing and Related Income	2,609	2,802
Retail	4,475	4,475
Optical	335	332
Other	63	62
	7,482	7,671
Pharmaceutical Wholesale Division
Wholesale and Related Services	16,378	16,828
	16,378	16,828
All other segments and eliminations	(1,454)	(1,490)
	22,406	23,009

5 Profit from operations before associates and joint ventures

2013	Before amortisation of customer relationships and brands, and exceptional items £million	Amortisation of customer relationships and brands £million	Exceptional items £million	Total £million
Revenue	22,406	–	–	22,406
Cost of sales	(17,552)	–	(31)	(17,583)
Gross profit	4,854	–	(31)	4,823
Selling, distribution and store costs	(3,099)	(105)	(6)	(3,210)
Administrative costs	(490)	–	(69)	(559)
Profit from operations before associates and joint ventures	1,265	(105)	(106)	1,054

2012 Re-stated	Before amortisation of customer relationships and brands, and exceptional items £million	Amortisation of customer relationships and brands £million	Exceptional items £million	Total £million
Revenue	23,009	–	–	23,009
Cost of sales	(18,192)	–	–	(18,192)
Gross profit	4,817	–	–	4,817
Selling, distribution and store costs	(3,140)	(115)	(39)	(3,294)
Administrative costs	(485)	–	(5)	(490)
Profit from operations before associates and joint ventures	1,192	(115)	(44)	1,033

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

6 Exceptional items

	2013 £million	2012 £million
Within profit from operations
Impairment of goodwill and other intangible assets[1]	(62)	–
Contract Manufacturing restructuring programme[2]	(31)	–
UK Health & Beauty restructuring programme[3]	–	(30)
Pharmaceutical Wholesale Division restructuring programme[4]	–	(11)
Negative goodwill[5]	4	–
Other[6]	(17)	(3)
Within profit from operations before associates and joint ventures	(106)	(44)
Within share of post tax earnings of associates and joint ventures	–	(2)
Gain on disposal of associates	2	–
Gain on acquisition of a controlling interest in an associate[5]	6	–
	(98)	(46)
Within finance income
Discounts on repurchase of acquisition borrowings[7]	28	24
Gain on disposal of available-for-sale investments	–	1
	28	25
Within finance costs
Impairment of available-for-sale investment[8]	(3)	(16)
Impairment of investment loan asset	–	(2)
Reassessment of obligations to non controlling interests	13	6
Reassessment of distribution obligation[9]	(6)	–
	4	(12)
Within tax
Tax credit on exceptional items	12	2
Exceptional tax credit[10]	38	75
	50	77
	(16)	44

1	During the year, the Group recorded an impairment of goodwill and other intangible assets relating to the Megapharm operations within Pharmaceutical Wholesale Germany, resulting from the impact of government measures introduced in prior years. The impairment was calculated using a net present value of future cash flows methodology and a discount rate of 12.5% (2012: 13.0%).

2	During the year, the Group announced a programme within Contract Manufacturing to improve the efficiency and overall performance of the UK factory including investment in new product technologies to enable greater flexibility and support for the Group’s leading beauty and skincare product brands. The one-off exceptional cost of this restructuring programme, which was all incurred in the year, was £31 million, of which £18 million was non-cash. This includes the write-off of fixed assets and inventory, and the reduction of around 200 roles within the Nottingham factory over the next two years.

3	In the year ended 31 March 2011, the Group commenced a programme within the UK part of its Health & Beauty Division and related contract manufacturing activities to provide best in class support for stores and drive future growth. The programme, which focuses on optimising end-to-end business processes, includes moving to a leaner central support organisation, supported by new systems, a streamlining of manufacturing operations and optimisation of supply chain activities. Related exceptional charges incurred during the year ended 31 March 2012 were as previously announced.

4	In the year ended 31 March 2011, the Group commenced the second phase of the restructuring programme in its Pharmaceutical Wholesale Division, which further adapts its pharmaceutical wholesale businesses to better fulfil the expectations of customers and payors, as well as securing new opportunities in the marketplace. During the year ended 31 March 2012, the programme was extended to include businesses acquired in 2010/11 resulting in additional exceptional charges.

5	In the prior year, the Group sold 51% of its interest in Alliance Boots Investments 1 Limited, the UK parent company of its Russia business, to a fellow wholly owned subsidiary of AB Acquisitions Holdings Limited, the Group’s parent and ultimate controlling entity. From that date the Group no longer had the ability to control the businesses operated and owned by Alliance Boots Investments 1 Limited and so the Group’s remaining 49% interest in Alliance Boots Investments 1 Limited was accounted for as an associate. During the current year, the Group re-acquired a controlling interest in Alliance Boots Investments 1 Limited. Negative goodwill arose on the acquisition of this controlling interest in the Russia business and the carrying value of pre-existing interests was remeasured to fair value giving rise to a gain.

6	Other relates to net gain/losses on disposal of non-current assets, acquisition related costs, legal and other advisory costs for the Walgreen Co. and AmerisourceBergen transactions and residual costs in relation to other previously announced exceptional projects.

7	During the year, the Group repurchased acquisition borrowings from holders in the secondary market, which included a related party. The nominal value of acquisition borrowings repurchased was £1,124 million (2012: £655 million) and the total discount, net of related prepaid financing fees, was accounted for as a redemption of bank loans, reducing the Group’s net borrowings.

8	During the year and the prior year, the Group recorded impairments of its investment in Cegedim, a listed group, to reflect the market value of its shares.

9	On 18 June 2012, the Company entered into a Purchase and Option Agreement with its ultimate parent company, AB Acquisitions Holdings Limited, and Walgreen Co. for Walgreen Co. to acquire a 45% equity stake in the Group. As part of this agreement, the Company made a commitment to distribute or otherwise transfer its subsidiary’s investment in Galenica Ltd. and any related dividend distributions or proceeds to the selling shareholders at a future date. At the agreement date, the Group recognised this commitment as a liability measured at fair value. For the period since initial recognition, changes in the fair value of the liability are recorded within exceptional finance costs.

10	The exceptional credit in the current year mainly relates to the net reduction in deferred tax assets and liabilities resulting from a one percentage point reduction in the rate of UK corporation tax applicable from April 2013 and enacted during the year. The exceptional tax credit in the prior year related to a two percentage point reduction in the rate of UK corporation tax applicable from April 2012 and enacted in that year.

7 Profit from operations

The following items have been deducted in arriving at profit from operations:

	2013 £million	2012 Re-stated £million
Amortisation of other intangible assets	152	163
Depreciation of property, plant and equipment	193	206
Impairment of goodwill and other intangible assets	62	–
Net loss/(gain) on disposal of property, plant and equipment	11	(1)
Operating lease rentals	389	384
Employee costs	1,970	1,975
An analysis of the total remuneration paid to the Group’s principal auditor in respect of continuing operations is provided below:
	2013 £million	2012 £million
Audit:
– consolidated financial statements	0.1	0.1
– subsidiary financial statements	1.4	1.2
	1.5	1.3
Other services for the Group:
– transaction services	0.1	0.3
– taxation	0.1	0.2
– other	0.4	0.3
	0.6	0.8
Walgreen Co. reporting (reimbursed)	2.5	–
	4.6	2.1

Total remuneration paid to the Group’s principal auditor in respect of discontinued operations was £nil (2012: £146,000).

8 Employee costs

The average monthly number of persons employed by the Group in continuing operations over the year, including Directors and part-time employees, was:

	2013		2012
	Number of heads	Full-time equivalents	Number of heads	Full-time equivalents
Health & Beauty Division	72,667	49,324	74,851	49,808
Pharmaceutical Wholesale Division	25,656	23,134	24,954	22,555
Contract Manufacturing & Corporate	2,231	2,187	2,093	2,047
	100,554	74,645	101,898	74,410
Costs incurred in respect of these employees were:
			2013 £million	2012 Re-stated £million
Wages and salaries			1,661	1,661
Social security costs			218	225
Retirement benefit costs:
– defined benefit schemes (current service costs)			3	4
– defined contribution schemes			88	85
			1,970	1,975

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

9 Finance income

	2013 £million	2012 Re-stated £million
Bank deposit and other interest income	31	51
Net interest income on net defined benefit scheme assets	2	–
Other finance income	48	35
	81	86
Exceptional items:
– discounts on repurchase of acquisition borrowings	28	24
– gain on disposal of available-for-sale investments	–	1
	28	25
	109	111
10 Finance costs
	2013 £million	2012 Re-stated £million
Interest on bank loans and overdrafts	322	387
Net interest cost on net defined benefit scheme liabilities	4	12
Financing fees	62	55
Net fair value movements on non-designated derivative financial instruments	(57)	12
Unwind of the discount on obligations to non controlling interests	22	24
Other finance costs	24	12
	377	502
Exceptional items:
– impairment of available-for-sale investment	3	16
– impairment of investment loan asset	–	2
– reassessment of obligations to non controlling interests	(13)	(6)
– reassessment of distribution obligation	6	–
	(4)	12
	373	514

Interest on bank loans and overdrafts includes £22 million (2012: £22 million) of rolled up interest on mezzanine debt which is payable when the debt itself is settled. The total interest expense for financial liabilities not at fair value through profit and loss was £332 million (2012: £371 million). Financing fees include £27 million (2012: £27 million) of amortised fees which are being expensed over the term of the financing being provided.

Interest income/expense related to derivative financial instruments is included within bank deposit and other interest income and interest on bank loans and overdrafts within finance income and finance costs respectively on a gross basis.

The net loss on financial assets/liabilities at fair value through profit and loss was £13 million (2012: £38 million loss).

On 18 June 2012, the Company entered a Purchase and Option Agreement with its ultimate parent company, AB Acquisitions Holdings Limited, and Walgreen Co. for Walgreen Co. to acquire a 45% equity stake in the Group. As part of this agreement, the Company made a commitment to distribute or otherwise transfer its subsidiary’s investment in Galenica Ltd. and any related dividend distributions or proceeds to the selling shareholders at a future date. At the agreement date, the Group recognised this commitment as a liability measured at fair value. For the period from initial recognition, changes in the fair value of the liability were recorded within exceptional finance costs.

11 Tax

An analysis of the tax charge in the year was:

	2013 £million	2012 Re-stated £million
Current tax
Current tax charge for the year	184	101
Adjustments in respect of prior years	(15)	(11)
	169	90
Deferred tax
Impact of change in tax rates	(38)	(75)
Deferred tax relating to the origination and reversal of temporary differences	(35)	20
	(73)	(55)
	96	35
Arising from:
– continuing operations	96	38
– discontinued operations	–	(3)
	96	35

The Group’s principal operations are geographically dispersed and therefore the appropriate standard rate of tax is the average of the standard tax rates in the countries of operation, weighted by the amount of profit before tax. The reconciliation of the expected total tax charge was based on this weighted average standard tax rate of 23.6% (2012 re-stated: 26.3%). The 2.7 percentage point decrease in the weighted average standard tax rate is mainly due to the impact of the two percentage point reduction in the rate of corporation tax in the UK from 26% to 24%, and the impact of profit mix.

The reconciliation of the expected total tax charge to the reported tax charge in the year was:

	2013 £million	2012 Re-stated £million
Profit/(loss) before tax
Continuing operations	837	688
Discontinued operations	–	(60)
	837	628
Less: share of post tax earnings of associates and joint ventures	(39)	(58)
	798	570
Expected tax charge at weighted average standard tax rate	188	150
Factors affecting charge for the year:
– non-taxable items and tax credits/non-deductible items[1]	(47)	(36)
– impairment of available-for-sale investment	1	6
– unrelieved tax losses arising in the year	21	12
– recognition of brought forward tax losses	(3)	(10)
– current tax adjustments in respect of prior years	(15)	(11)
– deferred tax adjustments in respect of prior years	(14)	(3)
– other differences	3	2
– exceptional tax credit[2]	(38)	(75)
	96	35

1	Non-taxable items include tax credits arising from updates to tax base costs of the Group’s property and intangible assets, and other non-taxable finance income.

2	Exceptional tax credit in the current year relates to the net reduction in deferred tax assets and liabilities resulting from a one percentage point reduction in the rate of UK corporation tax applicable from April 2013 and enacted during the year. Exceptional tax credit in the prior year related to a two percentage point reduction in the rate of UK corporation tax applicable from April 2012 and enacted in that year.

In the prior year, the Government announced that the rate of UK corporation tax will reduce by a further two percentage points from April 2014 to 21%, and in the year ended 31 March 2013, a further percentage point reduction was announced bringing the applicable rate to 20% by April 2015. When these rate changes are substantively enacted it is estimated that this will result in an additional exceptional deferred tax credit of approximately £37 million for each percentage point reduction in the rate.

The effective tax rate, which is defined as the tax charge expressed as a percentage of profit from operations (continuing and discontinued) excluding share of post tax earnings of associates and joint ventures, net of finance income and finance costs (continuing and discontinued) was 12.0% (2012 re-stated: 6.1%).

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

11 Tax continued

The underlying tax charge, which is the tax charge on continuing operations adjusted to exclude tax on amortisation of customer relationships and brands, exceptional items, timing differences within net finance costs and exceptional tax, reconciled to the tax charge in the year was:

	2013 £million	2012 Re-stated £million
Underlying tax charge	179	154
Tax on:
– amortisation of customer relationships and brands	(34)	(43)
– exceptional items	(12)	(2)
– timing differences within net finance costs	1	4
Exceptional tax credit	(38)	(75)
Tax charge arising from continuing operations	96	38
Tax credit arising on discontinued operations	–	(3)
	96	35

The underlying effective tax rate, calculated as the underlying tax charge as a percentage of trading profit less underlying net finance costs, was 18.9% (2012 re-stated: 19.1%).

Tax (charge)/credit on items taken directly to other comprehensive income comprised:

	2013			2012 re-stated
	Before tax £million	Tax £million	After tax £million	Before tax £million	Tax £million	After tax £million
Other comprehensive income
Net exchange differences on translation of non-Sterling denominated operations	28	(2)	26	(52)	2	(50)
Defined benefit schemes – net remeasurements net of surplus restriction	(72)	16	(56)	100	(26)	74
Fair value losses on cash flow hedging instruments net of amounts recycled	(2)	–	(2)	–	–	–
Movements on available-for-sale reserve including amounts recycled	5	–	5	(9)	–	(9)
Share of post tax other comprehensive income of associates and joint ventures	2	–	2	(1)	–	(1)
	(39)	14	(25)	38	(24)	14

12 Discontinued operations

In the prior year, on 31 March 2012, the Group sold 51% of its interest in Alliance Boots Investments 1 Limited, the UK parent company of its Russia business, to a fellow wholly owned subsidiary of AB Acquisitions Holdings Limited, the Group’s ultimate parent company. From that date the Group no longer had the ability to control the businesses operated and owned by Alliance Boots Investments 1 Limited, and since Russia was considered to be a significant separate geography, the results from Russia were shown separately as discontinued operations.

From the date of disposal, the Group’s remaining 49% interest in Alliance Boots Investments 1 Limited was accounted for as an associate until 1 November 2012 when the 51% interest previously sold was re-acquired (note 33).

The cash flow from discontinued operations was as follows:

	2013 £million	2012 £million
Net cash outflow from operating activities	–	(37)
Net cash generated from investing activities	–	6
Net cash from financing activities	–	34
Net increase in cash and cash equivalents	–	3

The consideration received on the sale of the Group’s 51% interest in Alliance Boots Investments 1 Limited was £3 million, and net borrowings at disposal were £28 million, which was net of £13 million of cash and cash equivalents.

The effect of the disposal on the financial position of the Group was:

	2013 £million	2012 £million
Intangible assets	–	1
Property, plant and equipment	–	3
Inventories	–	141
Trade and other receivables	–	166
Cash and cash equivalents	–	13
Borrowings	–	(40)
Trade and other payables, and provisions	–	(263)
Derivative financial instruments	–	(1)
Net deferred tax assets	–	1
Net assets	–	21

In the prior year, up to the date of disposal, the average number of employees in the discontinued operations was 1,647.

The loss for the year from discontinued operations was:

	2013 £million	2012 £million
Revenue	–	796
Cost of sales	–	(760)
Gross profit	–	36
Selling, distribution and store costs	–	(55)
Administrative costs	–	(16)
Loss from operations	–	(35)
Finance costs	–	(10)
Loss before tax	–	(45)
Tax	–	3
Loss on disposal of discontinued operation	–	(15)
Loss for the year	–	(57)

In the prior year, the loss from operations included £1 million of amortisation of customer relationships and brands and £11 million of exceptional items which comprised £3 million of goodwill impairment and £8 million of customer relationship impairment.

13 Goodwill

	2013 £million	2012 £million
Net book value
At 1 April	4,751	4,815
Acquisitions of businesses	–	5
Impairment	(51)	(3)
Currency translation differences	10	(66)
At 31 March	4,710	4,751

Impairment during the year related to the Megapharm operations within Pharmaceutical Wholesale Germany. Impairment is recognised within profit from operations and classified as an exceptional item (note 6).

Impairment during the prior year related to the Russia business which was subsequently sold on 31 March 2012 (note 12).

The cumulative impairment in the carrying value of goodwill at 31 March 2013 was £196 million (2012: £141 million).

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

14 Other intangible assets

2013	Pharmacy licences £million	Brands £million	Customer relationships £million	Software £million	Other intangible assets £million	Total £million
Cost
At 1 April 2012	1,281	2,990	1,458	420	13	6,162
Acquisitions of businesses	–	–	–	1	–	1
Additions	–	–	–	66	3	69
Disposals	(1)	–	–	(2)	(1)	(4)
Currency translation differences	–	–	7	1	1	9
At 31 March 2013	1,280	2,990	1,465	486	16	6,237
Amortisation
At 1 April 2012	–	27	424	200	3	654
Charge	–	4	101	46	1	152
Impairment	–	–	6	–	5	11
Disposals	–	–	–	(2)	–	(2)
Currency translation differences	–	–	4	1	1	6
At 31 March 2013	–	31	535	245	10	821
Net book value	1,280	2,959	930	241	6	5,416

2012	Pharmacy licences £million	Brands £million	Customer relationships £million	Software £million	Other intangible assets £million	Total £million
Cost
At 1 April 2011	1,284	2,990	1,519	342	7	6,142
Acquisitions of businesses	–	–	3	–	–	3
Additions	–	–	–	85	6	91
Disposals of businesses	(3)	–	(13)	(2)	–	(18)
Disposals	–	–	–	(1)	–	(1)
Currency translation differences	–	–	(51)	(4)	–	(55)
At 31 March 2012	1,281	2,990	1,458	420	13	6,162
Amortisation
At 1 April 2011	–	23	331	157	1	512
Charge	–	4	112	47	2	165
Impairment	–	–	8	–	–	8
Disposals of businesses	–	–	(13)	(1)	–	(14)
Disposals	–	–	–	(1)	–	(1)
Currency translation differences	–	–	(14)	(2)	–	(16)
At 31 March 2012	–	27	424	200	3	654
Net book value	1,281	2,963	1,034	220	10	5,508

The amortisation charge in respect of continuing operations was £152 million (2012: £163 million), of which £123 million (2012: £131 million) was recognised in selling, distribution and store costs, and £29 million (2012: £32 million) was recognised in administrative costs. In the prior year, the amortisation charge included continuing and discontinued operations.

Impairment during the year related to the Megapharm operations within Pharmaceutical Wholesale Germany (note 6). Impairment during the prior year related to the Russia business which was subsequently disposed of on 31 March 2012.

The cumulative impairment in the carrying value of customer relationships at 31 March 2013 was £6 million (2012: £nil) and of other intangible assets was £5 million (2012: £nil). There were no other accumulated impairment losses at the beginning or end of the year.

Included within the carrying value of brands is the Boots brand which has a carrying value of £2,162 million (2012: £2,162 million).

Internally developed software and software under development totalling £6 million (2012: £12 million) was included within additions during the year.

15 Impairment testing of goodwill and other intangible fixed assets

Goodwill, pharmacy licences and brands which have an indefinite useful life are subject to annual impairment testing, or are assessed more frequently if there are indications of impairment.

Goodwill, pharmacy licences, brands and customer relationships have been allocated to the appropriate cash generating units (“CGUs”) identified according to the country of operation and business. Those with significant amounts allocated at the year end are shown in the table below:

	2013				2012
	Goodwill £million	Pharmacy licences £million	Brands £million	Customer relationships £million	Goodwill £million	Pharmacy licences £million	Brands £million	Customer relationships £million
Health & Beauty Division – Boots UK	2,441	1,280	2,909	445	2,441	1,281	2,912	477
Pharmaceutical Wholesale – UK	1,044	–	–	87	1,044	–	–	100
Other	1,225	–	50	398	1,266	–	51	457
	4,710	1,280	2,959	930	4,751	1,281	2,963	1,034

Other comprises individually non-significant CGUs in comparison with the Group’s total carrying amount of goodwill and other intangible assets.

The recoverable amounts of the CGUs are determined from value-in-use calculations which use discounted cash flows for a period of five years taken from approved budgets and three year forecasts, and extrapolated cash flows for the periods beyond these using estimated long term growth rates. The key assumptions are:

—	Long term average growth rates are used to extrapolate cash flows. These are determined with reference to both internal approved budgets and forecasts and available external long term growth data for both the country and sector of each CGU.
—	Discount rates are calculated separately for each CGU and reflect the individual nature and specific risks relating to the market in which it operates.
—	Gross margins are based on past performance and management’s expectations of market development. No improvements to margins beyond periods covered by approved budgets and forecasts have been assumed.

The CGUs with significant amounts of intangible assets are Boots UK and the Pharmaceutical Wholesale business in the UK. For these UK CGUs, the pre tax discount rate was 11.0% (2012: 12.0%), and the long term growth rates were 2.3% and 4.2% respectively (2012: 2.3% and 4.2% respectively). For other CGUs pre tax discount rates ranged from 11.0% to 23.0% (2012: 11.5% to 18.5%), and the long term growth rates used ranged from 0.7% to 14.9% (2012: 0.9% to 14.7%). Given the current economic climate, a sensitivity analysis has been performed in assessing the recoverable amounts of goodwill.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

16 Property, plant and equipment

2013	Land and buildings £million	Plant and machinery £million	Fixtures, fittings, tools and equipment £million	Total £million
Cost
At 1 April 2012	1,117	216	1,511	2,844
Acquisitions of businesses	1	–	3	4
Additions	13	7	117	137
Disposals	(6)	(31)	(63)	(100)
Reclassified to assets held for sale	(5)	–	–	(5)
Currency translation differences	1	–	5	6
At 31 March 2013	1,121	192	1,573	2,886
Depreciation
At 1 April 2012	61	76	715	852
Charge	17	16	160	193
Disposals	(1)	(24)	(54)	(79)
Reclassified to assets held for sale	(2)	–	–	(2)
Currency translation differences	–	1	3	4
At 31 March 2013	75	69	824	968
Net book value	1,046	123	749	1,918

2012	Land and buildings £million	Plant and machinery £million	Fixtures, fittings, tools and equipment £million	Total £million
Cost
At 1 April 2011	1,175	188	1,415	2,778
Transfers	(38)	5	33	–
Acquisitions of businesses	–	–	2	2
Additions	12	38	120	170
Disposals of businesses	–	–	(5)	(5)
Disposals	(6)	(10)	(38)	(54)
Reclassified to assets held for sale	(4)	–	–	(4)
Currency translation differences	(22)	(5)	(16)	(43)
At 31 March 2012	1,117	216	1,511	2,844
Depreciation
At 1 April 2011	48	68	593	709
Charge	20	19	168	207
Disposals of businesses	–	–	(2)	(2)
Disposals	(2)	(8)	(34)	(44)
Reclassified to assets held for sale	(1)	–	–	(1)
Currency translation differences	(4)	(3)	(10)	(17)
At 31 March 2012	61	76	715	852
Net book value	1,056	140	796	1,992

The depreciation charge in respect of continuing operations was £193 million (2012: £206 million), of which £11 million (2012: £6 million) was recognised in cost of sales, £159 million (2012: £166 million) was recognised in selling, distribution and store costs, and £23 million (2012: £34 million) was recognised in administrative costs. In the prior year, the depreciation charge included continuing and discontinued operations.

Included within the net book values were amounts in respect of assets held under finance leases of £nil (2012: £2 million) in land and buildings, £3 million (2012: £4 million) in plant and machinery and £11 million (2012: £11 million) in fixtures, fittings, tools and equipment. Property, plant and equipment with a carrying amount of £14 million (2012: £23 million) have been pledged as security for certain local borrowing facilities.

Included within the net book values were assets in the course of construction of £5 million (2012: £2 million) in land and buildings, £2 million (2012: £5 million) in plant and machinery and £12 million (2012: £17 million) in fixtures, fittings, tools and equipment.

17 Investments in associates and joint ventures

	2013 £million	2012 £million
At 1 April	911	838
Acquisitions of businesses	16	25
Gain on acquisition of a controlling interest in an associate	6	–
Derecognised on acquisition of a controlling interest in an associate	(3)	–
Disposals of businesses	(1)	–
Share of post tax earnings	39	58
Share of other comprehensive income	2	(1)
Dividends	(18)	(16)
Currency translation differences	6	7
At 31 March	958	911

Amounts derecognised on acquisition of a controlling interest in an associate in the year relate to Alliance Boots Investments 1 Limited, the UK parent of the Group’s Russia business which became a subsidiary in November 2012 as a result of the acquisition of a controlling interest (note 33).

Acquisitions of businesses related to a 49% minority investment in David Ormerod Hearing Centres Limited, a company which operates Boots hearingcare practices in the UK and an investment in a new company jointly owned with Walgreen Co., called Walgreens Boots Alliance Development GmbH, as part of our strategic partnership’s synergy programme.

In the prior year, acquisitions comprised a £14 million additional investment into Guangzhou Pharmaceuticals Corporation, our existing joint venture, various Health & Beauty investments which totalled £8 million and the recognition of an associate investment of £3 million in the Russia business disposed of by the Group on 31 March 2012 (note 12).

At 31 March 2013, the carrying value of associates totalled £803 million (2012: £779 million) and the carrying value of joint ventures totalled £155 million (2012: £132 million).

Included within the total carrying value of investments in associates and joint ventures was £664 million (2012: £634 million) in respect of Galenica Ltd., a company listed in Switzerland. The market value of the Group’s share of Galenica Ltd., based on the closing share price at 31 March 2013, was £657 million (2012: £680 million). After the year end, on 10 May 2013, the Group distributed its entire 25.5% equity shareholding in Galenica Ltd. to its ultimate parent company, AB Acquisitions Holdings Limited.

Details of the Group’s principal associates and joint ventures are provided in note 37.

The aggregate assets and liabilities reported by associates and joint ventures at 31 March were:

	2013 £million	2012 £million
Total assets	4,506	4,094
Total liabilities	(3,075)	(2,770)
Net assets	1,431	1,324
Group’s share	469	446

The Group’s share of contingent liabilities of associates and joint ventures was £38 million (2012: £43 million).

The aggregate revenues reported by associates and joint ventures for the year ended 31 March were:

	2013 £million	2012 £million
Total revenue	6,958	6,038
Group’s share	2,810	2,374

The Group’s share of revenues reported by associates and joint ventures presented above includes the share in respect of Galenica Ltd..

The aggregate post tax earnings attributable to equity shareholders reported by associates and joint ventures for the year ended 31 March were:

	2013 £million	2012 £million
Total post tax earnings	172	198
Group’s share	39	58

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

18 Available-for-sale investments

	2013 £million	2012 £million
At 1 April	41	67
Additions	6	1
Disposals	(2)	(1)
Movements in fair value	2	(24)
Currency translation differences	1	(2)
At 31 March	48	41
Available-for-sale investments comprised:
	2013 £million	2012 £million
Listed securities – equity	26	25
Listed securities – non-equity (pledged as collateral)	20	16
Unlisted securities – equity	2	–
	48	41
19 Inventories
	2013 £million	2012 £million
Raw materials	23	27
Work in progress	6	10
Finished goods	2,001	1,745
	2,030	1,782

Included in the aggregate carrying value was £62 million (2012: £86 million) of inventories held at net realisable value.

The write-down in the carrying value of inventories to net realisable value, net of reversals in the year was £8 million (2012: £10 million). The cost of inventories expensed in both years presented was not materially different to the cost of sales recorded (note 5). Inventories with a carrying amount of £43 million (2012: £28 million) have been pledged as security for certain local borrowing facilities.

20 Trade and other receivables

	2013 £million	2012 £million
Non-current
Trade receivables	19	5
Short leasehold premiums	31	31
Profit participating notes	–	172
Loan assets	7	62
Other receivables	14	13
	71	283
Current
Trade receivables	2,659	2,724
Provision for impairment	(41)	(38)
	2,618	2,686
Prepayments and accrued income	194	201
Loan assets	89	14
Other receivables	202	177
	3,103	3,078

Where trade receivables are estimated to be less than their carrying values, provisions have been made to write these down to their estimated recoverable amounts. The aggregate gross carrying value of trade receivables which were either partially or fully impaired was £116 million (2012: £117 million) and the associated aggregate impairment was £41 million (2012: £38 million). Trade receivables with a carrying amount of £27 million (2012: £30 million) have been pledged as security for certain local borrowing facilities.

Included within the aggregate unimpaired trade receivables were £123 million (2012: £107 million) which were past due. These balances have been assessed for recoverability and the Group believes that their credit quality remains intact. An ageing analysis of these unimpaired past due trade receivables was:

	Less than 1 month past due £million	1-2 months past due £million	2-3 months past due £million	More than 3 months past due £million	Total past due £million
Carrying value at 31 March 2013	79	18	9	17	123
Carrying value at 31 March 2012	63	18	8	18	107

The movement in the provision for impairment of trade receivables was:

	2013 £million	2012 £million
At 1 April	(38)	(33)
Disposals of businesses	–	1
Provision for impairment	(9)	(25)
Amounts written off	3	6
Reversal of provision for impairment	4	12
Currency translation differences	(1)	1
At 31 March	(41)	(38)

21 Cash and cash equivalents
	2013 £million	2012 £million
Bank balances	294	214
Short term deposits	298	456
Cash and cash equivalents	592	670
Bank overdrafts	(13)	(2)
Cash and cash equivalents in the statement of cash flows	579	668

22 Restricted cash

Restricted cash at 31 March 2013 of £167 million (2012: £254 million) consisted of deposits restricted under contractual agency agreements of £92 million (2012: £93 million), cash pledged as collateral on financial instruments and other obligations of £72 million (2012: £82 million), cash restricted by law of £3 million (2012: £3 million) and cash pledged as collateral for loan notes of £nil (2012: £76 million).

23 Assets classified as held for sale

The carrying amounts of assets classified as held for sale were:

	2013 £million	2012 £million
Property, plant and equipment	5	5

During the year and the prior year, the Group disposed of property, plant and equipment, which had previously been reclassified as assets held for sale. The proceeds on disposal of these assets were £3 million (2012: £1 million). There were no gains or losses on disposal (2012: £nil).

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

24 Deferred tax assets and liabilities

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following after offset:

	2013 Net £million	2012 Net £million
Unrelieved tax losses	62	71
Accelerated capital allowances	(99)	(125)
Retirement benefit obligations	(56)	(62)
Intangible assets	(882)	(934)
Rolled over gains	(25)	(26)
Other temporary differences	35	23
Net deferred tax liabilities	(965)	(1,053)

The movement in the net deferred tax liabilities were:
	2013 £million	2012 Re-stated £million
At 1 April	(1,053)	(1,092)
Acquisitions of businesses	–	(1)
Disposals of businesses	–	(1)
Income statement credit	73	55
Credited/(charged) to equity	16	(26)
Currency translation differences	(1)	12
At 31 March	(965)	(1,053)

The movement in deferred tax assets and liabilities during the year was:

2013	Unrelieved tax losses £million	Accelerated capital allowances £million	Retirement benefit assets/ obligations £million	Intangible assets £million	Rolled over gains £million	Other temporary differences £million	Total £million
Deferred tax assets
At 1 April 2012	11	1	7	2	–	11	32
Income statement (charge)/credit	(7)	–	(1)	–	–	2	(6)
Reclassified from liabilities	–	(1)	(3)	(2)	–	(9)	(15)
At 31 March 2013	4	–	3	–	–	4	11
Deferred tax liabilities
At 1 April 2012	60	(126)	(69)	(936)	(26)	12	(1,085)
Acquisitions of businesses	2	–	–	–	–	(2)	–
Income statement (charge)/credit	(3)	26	(9)	56	1	8	79
Credited to equity	–	–	16	–	–	–	16
Reclassified to assets	–	1	3	2	–	9	15
Currency translation differences	(1)	–	–	(4)	–	4	(1)
At 31 March 2013	58	(99)	(59)	(882)	(25)	31	(976)
Net deferred tax assets/(liabilities)	62	(99)	(56)	(882)	(25)	35	(965)

2012 Re-stated	Unrelieved tax losses £million	Accelerated capital allowances £million	Retirement benefit assets/ obligations £million	Intangible assets £million	Rolled over gains £million	Other temporary differences £million	Total £million
Deferred tax assets:
At 1 April 2011	14	–	3	–	–	–	17
Income statement (charge)/credit	(2)	1	1	2	–	1	3
Credited to equity	–	–	3	–	–	–	3
Reclassified from liabilities	–	–	–	–	–	9	9
Currency translation differences	(1)	–	–	–	–	1	–
At 31 March 2012	11	1	7	2	–	11	32
Deferred tax liabilities:
At 1 April 2011	76	(110)	6	(1,047)	(29)	(5)	(1,109)
Acquisitions of businesses	–	–	–	(1)	–	–	(1)
Disposals of businesses	(3)	–	–	–	–	2	(1)
Income statement (charge)/credit	(12)	(18)	(46)	109	3	16	52
Charged to equity	–	–	(29)	–	–	–	(29)
Reclassified to assets	–	–	–	–	–	(9)	(9)
Currency translation differences	(1)	2	–	3	–	8	12
At 31 March 2012	60	(126)	(69)	(936)	(26)	12	(1,085)
Net deferred tax assets/(liabilities)	71	(125)	(62)	(934)	(26)	23	(1,053)

Unrecognised deferred tax assets and liabilities

Deferred tax assets have only been recognised on deductible temporary differences, unused tax losses or tax credits to the extent that future taxable profits will be available against which the asset can be utilised, or where these can be utilised against other taxable temporary differences. The assets are recorded after reviewing the financial forecasts of the Group’s position, depreciation and potential capital expenditure for capital allowances. Where it is not considered probable that a taxable profit will arise against which the temporary difference can be utilised, no asset has been recognised. Unrecognised deferred tax assets on losses were £43 million (2012: £15 million), of this amount £12 million (2012: £nil) expires before March 2023 and the balance has no expiration date.

Deferred tax liabilities of £32 million (2012: £18 million) have not been recognised for the tax that would be payable on the unremitted earnings of certain subsidiary undertakings since the Group has discretion over the manner and timing of any distributions, if any, to be made in the future. Unremitted earnings of these subsidiary undertakings totalled £232 million (2012: £121 million).

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

25 Trade and other payables

	2013 £million	2012 £million
Current
Trade payables	3,725	3,185
Other taxation and social security	147	160
Accruals and deferred income	465	485
Liability to acquire equity stakes from non controlling interests	171	33
Future distribution obligation	657	–
Future dividend obligations to non controlling interests	11	12
Other payables	255	297
	5,431	4,172
Non-current
Liability to acquire equity stakes from non controlling interests	–	132
Future dividend obligations to non controlling interests	67	70
Other payables	61	49
	128	251

The liability to acquire equity stakes from non controlling interests mainly relates to amounts the Group is committed to further increase its ownership in Hedef Alliance Holding A.S. and Farmexpert DCI S.A. respectively.

In June 2012, the Company entered a Purchase and Option Agreement with its ultimate parent company, AB Acquisitions Holdings Limited, and Walgreen Co. for Walgreen Co. to acquire a 45% equity stake in the Group. As part of this agreement, the Company made a commitment to distribute or otherwise transfer its subsidiary’s investment in Galenica Ltd. and any related dividend distributions or proceeds to the selling shareholders at a future date without any payment. At the agreement date, the Group recognised this commitment as a liability measured at fair value. This future distribution obligation is reassessed at each period end with fair value changes recorded as exceptional finance costs in the income statement.

26 Financial assets and liabilities

The carrying amounts of financial assets and liabilities were:

	2013 £million	2012 £million
Current borrowings
Loans – senior facilities agreement	–	(18)
Other loans – committed	(67)	(48)
Loan notes	–	(76)
Overdrafts	(13)	(2)
Other loans – uncommitted	(67)	(2)
Finance lease liabilities	(5)	(7)
	(152)	(153)
Non-current borrowings
Loans – senior facilities agreement	(5,916)	(6,759)
Loans – subordinated facility agreement	(397)	(628)
Other loans – committed	(198)	(240)
Finance lease liabilities	(8)	(14)
	(6,519)	(7,641)
Total borrowings	(6,671)	(7,794)
Cash and cash equivalents	592	670
Total borrowings net of cash and cash equivalents	(6,079)	(7,124)
Restricted cash	167	254
Derivative financial instruments – interest rate and credit instrument assets	23	8
Derivative financial instruments – currency and interest rate instrument liabilities	(4)	(155)
Net borrowings	(5,893)	(7,017)
Available-for-sale investments	48	41
Profit participating notes	–	172
Loan assets	96	76
Trade receivables net of provision for impairment	2,637	2,691
Trade payables	(3,725)	(3,185)
Liability to acquire equity stakes from non controlling interests	(171)	(165)
Future distribution obligation	(657)	–
Future dividend obligations to non controlling interests	(78)	(82)
Net financial liabilities	(7,743)	(7,469)

The Group’s principal borrowings at the year end were:

—	Committed facilities – £6,578 million (2012: £7,769 million) in total:
–	Loans – senior and subordinated facilities: these variable rate loans, which are denominated in Sterling and Euros, are fully drawn and their aggregate carrying value at 31 March 2013 was £6,313 million (2012: £7,405 million) including the impact of currency revaluation and reported net of unamortised fees incurred in respect of the loans. As at 31 March 2013 the contractual maturity dates of these facilities are between 2015 and 2017. Subject to addressing springing maturity requirements these loans will mature between 2015 and 2018.
–	Other loans: these loans totalling £265 million (2012: £288 million), represent a mix of fixed and variable rate borrowings denominated in Sterling, Euros, Czech Koruna and Russian Rouble with major maturities concentrated between 2014 and 2016.
–	Undrawn revolving credit facility: this facility of £476 million (2012: £491 million) provides access to funding in a range of currencies. The facility was originally available until 2014, and during the year 82% of it was extended and is now available until 2016.

—	Uncommitted facilities – £80 million (2012: £4 million) in total:
–	Bank overdrafts and local bank loans repayable on demand. These facilities are denominated in Turkish Lira, Czech Koruna and Romanian New Lei.

—	Finance leases – £13 million (2012: £21 million) in total.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

26 Financial assets and liabilities continued

The Group’s core borrowing is provided through committed bank facilities originally set up in 2007 when Alliance Boots became a privately owned company. A number of loan facility amendments were made during the year which were considered to be non-significant modifications for accounting purposes with the exception being where the currency of the facility was changed. Fees incurred for the non-significantly modified facilities were deducted from the carrying values of the loans and are being amortised over the remaining terms of the amended loans on an effective interest basis.

Maturity profile of financial liabilities

The table below shows the contractual maturities of financial liabilities on an undiscounted basis. Interest payments are calculated based on liabilities held at 31 March 2013 without taking account of any future debt issuance. Floating rate interest was estimated using prevailing interest conditions at 31 March 2013. Cash flows in non-Sterling currencies were translated using prevailing exchange rates at 31 March 2013. All floating rate borrowings re-price within one month of the year end.

	Contractual cash flows						Future	Carrying value £million
2013	1 year or less £million	1-2 years £million	2-3 years £million	3-5 years £million	>5 years £million	Total £million	interest payments and fee amortisation £million
Fixed
Other loans – committed	(56)	(8)	(2)	(2)	–	(68)	1	(67)
Finance lease liabilities	(6)	(3)	(3)	(3)	–	(15)	2	(13)

Floating
Loans – senior facilities agreement	(244)	(247)	(1,482)	(4,889)	–	(6,862)	946	(5,916)
Loans – subordinated facility agreement	(15)	(15)	(17)	(493)	–	(540)	143	(397)
Other loans – committed	(17)	(123)	(1)	(65)	–	(206)	8	(198)
Overdrafts	(13)	–	–	–	–	(13)	–	(13)
Other loans – uncommitted	(67)	–	–	–	–	(67)	–	(67)
Total borrowings	(418)	(396)	(1,505)	(5,452)	–	(7,771)	1,100	(6,671)
Trade payables	(3,725)	–	–	–	–	(3,725)	–	(3,725)
Liability to acquire equity stakes from non controlling interests	(185)	–	–	–	–	(185)	14	(171)
Total non-derivative financial liabilities	(4,328)	(396)	(1,505)	(5,452)	–	(11,681)	1,114	(10,567)
Interest rate derivatives:
– outflows	(17)	(18)	(6)	–	–	(41)
– inflows	15	16	6	–	–	37
Total derivative financial liabilities	(2)	(2)	–	–	–	(4)	–	(4)
Total financial liabilities	(4,330)	(398)	(1,505)	(5,452)	–	(11,685)	1,114	(10,571)

In addition to the contractual maturities of financial liabilities presented above, the Group has an ongoing future dividend obligation in relation to the non controlling interest arising on the acquisitions of Hedef Alliance Holding A.S. and Dollond & Aitchison in previous years. The contractual undiscounted cash flows are £11 million (2012: £12 million) within one year, £4 million (2012: £11 million) between 1 and 2 years and £14 million (2012: £18 million) between 2 and 5 years. The Group also has a future obligation to distribute its investment in Galenica Ltd. which is not shown in the table above as there are no contractual cash flows.

	Contractual cash flows						Future	Carrying value £million
2012	1 year or less £million	1-2 years £million	2-3 years £million	3-5 years £million	>5 years £million	Total £million	interest payments and fee amortisation £million
Fixed:
Other loans – committed	(20)	(37)	(8)	(3)	–	(68)	5	(63)
Finance lease liabilities	(8)	(5)	(3)	(5)	(18)	(39)	18	(21)

Floating:
Loans – senior facilities agreement	(342)	(249)	(1,067)	(6,163)	–	(7,821)	1,044	(6,777)
Loans – subordinated facility agreement	(31)	(24)	(31)	(73)	(778)	(937)	309	(628)
Other loans – committed	(46)	(4)	(124)	(67)	–	(241)	16	(225)
Loan notes	(76)	–	–	–	–	(76)	–	(76)
Overdrafts	(2)	–	–	–	–	(2)	–	(2)
Other loans – uncommitted	(2)	–	–	–	–	(2)	–	(2)
Total borrowings	(527)	(319)	(1,233)	(6,311)	(796)	(9,186)	1,392	(7,794)
Trade payables	(3,185)	–	–	–	–	(3,185)	–	(3,185)
Liability to acquire equity stakes from non controlling interests	(33)	(152)	–	–	–	(185)	20	(165)
Total non-derivative financial liabilities	(3,745)	(471)	(1,233)	(6,311)	(796)	(12,556)	1,412	(11,144)
Interest rate derivatives:
– outflows	(39)	(1)	–	–	–	(40)
– inflows	8	–	–	–	–	8
	(31)	(1)	–	–	–	(32)	11	(21)
Currency swaps:
– outflows	(555)	–	–	–	–	(555)
– inflows	416	–	–	–	–	416
	(139)	–	–	–	–	(139)	5	(134)
Total derivative financial liabilities	(170)	(1)	–	–	–	(171)	16	(155)
Total financial liabilities	(3,915)	(472)	(1,233)	(6,311)	(796)	(12,727)	1,428	(11,299)

Finance lease liabilities

	2013			2012
	Minimum lease payments £million	Interest £million	Present value of minimum lease payments £million	Minimum lease payments £million	Interest £million	Present value of minimum lease payments £million
Less than one year	6	(1)	5	8	(1)	7
Between one year and five years	9	(1)	8	13	(4)	9
More than five years	–	–	–	18	(13)	5
	15	(2)	13	39	(18)	21

Under the terms of the finance lease agreements entered into by the Group, no material contingent rents are payable.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

26 Financial assets and liabilities continued

Carrying value and fair value

Carrying values and fair values of the Group’s financial assets and liabilities held to finance the Group’s operations were:

	2013		2012
	Carrying value £million	Fair value £million	Carrying value £million	Fair value £million
Liabilities held at amortised cost
Loans – senior facilities agreement	(5,916)	(5,965)	(6,777)	(6,842)
Loans – subordinated facility agreement	(397)	(405)	(628)	(640)
Other loans – committed	(265)	(265)	(288)	(288)
Loan notes	–	–	(76)	(76)
Overdrafts	(13)	(13)	(2)	(2)
Other loans – uncommitted	(67)	(67)	(2)	(2)
Finance lease liabilities	(13)	(15)	(21)	(36)
Liability to acquire equity stakes from non controlling interests	(171)	(171)	(165)	(165)
Future dividend obligations to non controlling interests	(78)	(78)	(82)	(82)
Trade payables	(3,725)	(3,725)	(3,185)	(3,185)
	(10,645)	(10,704)	(11,226)	(11,318)
Liabilities held at fair value
Future distribution obligation	(657)	(657)	–	–
Derivative instruments – interest rate	(4)	(4)	(21)	(21)
Derivative instruments – currency	–	–	(134)	(134)
	(661)	(661)	(155)	(155)
Loans and receivables financial assets
Trade receivables net of provision for impairment	2,637	2,637	2,691	2,691
Profit participating notes	–	–	172	172
Loan assets	96	96	76	76
	2,733	2,733	2,939	2,939
Financial assets held at fair value
Derivative instruments – interest and credit	23	23	8	8
Available-for-sale investments	48	48	41	41
	71	71	49	49
Cash and cash equivalents	592	592	670	670
Restricted cash	167	167	254	254
Net financial liabilities	(7,743)	(7,802)	(7,469)	(7,561)

The fair values of overdrafts, other loans and trade receivables approximate to their carrying values due to either their short term nature or being re-priced at variable interest rates. The carrying values of the senior facilities and subordinated facility loans, which are variable rate, were lower than the fair values of the instruments due mainly to the impact of unamortised fees included in the carrying value.

The carrying values of financial assets and liabilities held at fair value, as analysed by the levels of the fair value hierarchy, were:

2013	Level 1 £million	Level 2 £million	Total £million
Financial liabilities:
Interest rate derivatives	–	(4)	(4)
Future distribution obligation	–	(657)	(657)
	–	(661)	(661)
Financial assets:
Derivative instruments – interest and credit	–	23	23
Available-for-sale investments	48	–	48
	48	23	71

2012	Level 1 £million	Level 2 £million	Total £million
Financial liabilities:
Interest rate derivatives	–	(21)	(21)
Cross currency swap derivatives	–	(134)	(134)
	–	(155)	(155)
Financial assets:
Derivative instruments – interest and credit	–	8	8
Available-for-sale investments	41	–	41
	41	8	49

The levels of the fair value hierarchy reflect the significance of the valuation inputs used in making fair value measurements and are defined as follows:

Level 1:	quoted prices in active markets for the same instrument.
Level 2:	quoted prices in active markets for similar assets or liabilities or other valuation techniques for which all significant inputs are based either directly or indirectly on observable market data.
Level 3:	valuation techniques for which any significant input is not based on observable market data.

Derivative financial instruments

The derivative financial instruments that the Group holds are not traded in an active market. Accordingly, their fair values are determined by using suitable valuation techniques that do not make use of entity-specific estimates or by using movements in observable prices for underlying financial instruments attributable to the hedged risks. The fair value of interest rate swaps is calculated by discounting the estimated cash flows received and paid based on the applicable observable yield curves. The fair value of interest rate caps is calculated using an options pricing methodology. The fair value of cross currency contracts and forward currency contracts is estimated by discounting the difference between the contractual forward price and the current available forward price for the residual maturity of the contract using observable market rates. The fair value of credit derivatives is calculated by discounting anticipated cash flows using the applicable observable yield curve plus a margin derived from the current trading value of the underlying security. All computed fair values for derivative financial instruments include an appropriate adjustment for own and counterparty credit risk as appropriate.

Available-for-sale investments

The fair values of quoted investments are based on current bid prices.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

27 Financial risk management

Capital risk management

The Group’s objectives in managing its capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure that reduces the cost of capital.

The Group defines its capital employed of £11,564 million (2012: £12,718 million) as total equity of £5,671 million (2012: £5,701 million) and net borrowings of £5,893 million (2012: £7,017 million).

The ability of certain Group companies to pay dividends, for ultimate distribution to shareholders, is restricted by the terms of the financing agreements to which they are party.

Financial risk management – overview

The Group’s trading and financing activities expose it to various financial risks that could adversely impact on future earnings and cash flows. Although not necessarily mutually exclusive, these financial risks are categorised separately according to their different generic risk characteristics and include market risk (foreign currency risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group is actively engaged in the management of all of these financial risks in order to moderate their potential adverse impact on the Group’s financial performance and position.

Liquidity risk management

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due.

Access to cost-effective funding is managed by maintaining a range of committed and uncommitted facilities, sufficient to meet anticipated needs, arranging funding ahead of requirements, and developing diversified sources of funding.

Group liquidity is optimised through cash pooling and deposits with, or loans from, Group treasury companies.

The Group’s core borrowings are provided through committed term loans. The carrying value of these loans, which are denominated in Sterling and Euros, at 31 March 2013 was £6,313 million (2012: £7,387 million) including the impact of repurchases, currency revaluation and reported net of unamortised fees incurred in respect of the loans. These loans mature between 2015 and 2017 with 80% (2012: 9%) maturing in 2017. The Group also has access to a committed £577 million (2012: £627 million) revolving credit facility, £nil (2012: £18 million) of which was drawn down at 31 March 2013, £101 million (2012: £118 million) of which was utilised in providing guarantees and letters of credit principally to the Boots Pension Scheme and £476 million (2012: £491 million) of which was available as at 31 March 2013. This facility provides access to funding in a range of currencies. The facility was originally available until 2014, and during the year 82% of it was extended and is now available until 2016.

The Group’s net borrowings vary throughout the year in a predictable seasonal pattern subject to material acquisitions and disposals. Net borrowings typically peak in the autumn due to the working capital requirements of Christmas trading.

The Group monitors its net borrowing position on a daily basis against both budget and a rolling two month cash forecast. The maturity profile of the Group’s financial liabilities at 31 March 2013 is shown in note 26.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers, derivative financial instruments, cash balances, restricted cash and short term deposits.

The maximum exposure to credit risk at the year end is represented by the carrying amount of each financial asset, including derivative financial instruments.

Credit risk exposure to commercial counterparties is managed through credit control functions in each of the businesses. New customers are credit checked, customer limits are reviewed at least annually and aged receivable reviews are undertaken regularly.

The Group considers the possibility of significant loss in the event of non-performance by a financial or commercial counterparty to be unlikely.

At 31 March 2013, there were no significant concentrations of credit risk in respect of trade receivables and loan assets.

The maximum exposure to credit risk for trade receivables, net of provision for impairment, loan assets and profit participating notes at 31 March by geographic region was:

	2013 £million	2012 £million
UK	774	1,060
Other European countries	1,783	1,728
Other countries	176	151
	2,733	2,939

Exposures to financial counterparties, including AAA rated money market fund investments, arise from other non trade receivables, the use of derivative financial instruments, cash balances and short term deposits. The Group protects itself against the risk of financial loss arising from the failure of financial counterparties by setting ratings based limits to the maximum exposure to individual counterparties or their groups. Limits are set by reference to ratings issued by the major rating agencies, Standard and Poor’s and Moody’s Investors Service Limited.

At 31 March 2013, total exposures of the Group to financial counterparties, including AAA rated money market funds, was £782 million (2012: £932 million) of which £23 million (2012: £8 million) related to derivative financial instruments, £592 million (2012: £670 million) was in respect of cash and cash equivalents and £167 million (2012: £254 million) was in respect of restricted cash.

£345 million (2012: £534 million) of derivative financial assets, cash and cash equivalents and restricted cash relate to balances managed centrally by Group treasury spread across a number of high quality counterparties, all of whom have a credit rating of A- or better from either S&P or Moody’s. The remaining £437 million (2012: £398 million) of cash and cash equivalents represents short term deposits, restricted cash, cash-in-transit and cash held in operational bank accounts across the Group.

£96 million (2012: £76 million) of other loans are lent to, unrated entities. Profit participating notes issued by unrated entities totalled £nil (2012: £172 million).

Market risk

Market risk is the risk that changes in market prices, such as currency exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage market risks within acceptable parameters. The Group transacts in financial instruments including derivatives in order to manage these risks in accordance with the Group treasury policies approved by the Board.

Currency risk

The Group uses a variety of currency derivatives in the management of exchange rate exposures, including cross currency swaps and forward currency exchange contracts. Movements in the fair value of all forward currency exchange contracts other than those that are designated and effective as cash flow hedges or net investment hedges are reported directly in the income statement.

The Group utilises forward currency exchange derivatives to hedge significant committed and highly probable future transactions and cash flows denominated in currencies other than the functional currency of a Group entity.

At 31 March 2013, the Group had no outstanding forward currency exchange contracts (2012: £nil) that were designated and effective as cash flow hedges of committed forecast transactions.

During the year, there were no gains or losses recycled from the cash flow hedge reserve in respect of contracts designated as cash flow hedges of the attributable currency risk on highly probable forecast transactions (2012: £1 million gain). During the year, there were no gains or losses recycled from the cash flow hedge reserve to non-current non-financial assets in respect of contracts designated as cash flow hedges of the attributable currency risk on capital expenditure projects (2012: £nil).

The Group has significant non-Sterling denominated currency net investments predominantly in Euros and in addition uses derivative financial instruments, specifically cross currency swaps, forward currency exchange contracts and non-Sterling currency borrowings to hedge the non-Sterling currency risk.

At 31 March 2013, £680 million (2012: £952 million) of non-Sterling currency borrowings with fair value of £680 million (2012: £952 million) were designated as net investment hedges. During the year, all of the senior facility loan denominated in Swiss Francs was redenominated into Euros.

Cross currency swaps designated as net investment hedges of non-Sterling denominated currency net investments matured during the year. In addition, legacy cross currency swap contracts designated as held for trading, where currency risk was hedged through the use of short dated forward currency exchange contracts also matured.

The effect of currency swaps and forward currency exchange contracts to manage translation risk on net borrowings was:

	Net borrowings 2013			Net borrowings 2012
	Before hedging £million	Derivative instruments – currency £million	Total £million	Before hedging £million	Derivative instruments – currency £million	Total £million
Sterling	(4,347)	(90)	(4,437)	(5,192)	156	(5,036)
Euro	(1,553)	115	(1,438)	(1,500)	(104)	(1,604)
Swiss Franc	1	–	1	(277)	(143)	(420)
Other	6	(25)	(19)	86	(43)	43
	(5,893)	–	(5,893)	(6,883)	(134)	(7,017)

At 31 March 2013, the total notional amount of outstanding forward currency exchange contracts that the Group has committed was £273 million (2012: £358 million).

At 31 March 2013, the statement of financial position carrying value of the Group’s outstanding forward currency exchange contracts was £nil (2012: £nil).

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

27 Financial risk management continued

Currency risk – sensitivity analysis

The table below shows the Group’s sensitivity to non-Sterling exchange rates on its non-Sterling financial instruments, excluding trade payables and trade receivables, which do not represent a significant exposure to exchange rates.

A 10% (2012: 10%) strengthening of Sterling against the following currencies would have increased/(decreased) equity and profit for the year by the amounts shown below. This analysis assumes that all other variables, including interest rates, remain constant and that instruments designated as net investment hedges remain highly effective. In this table, financial instruments are only considered sensitive for exchange rates where they are not in the functional currency of the entity that holds them.

	2013 Impact on equity £million	2013 Impact on profit £million	2012 Impact on equity £million	2012 Impact on profit £million
Euro	58	–	61	–
Turkish Lira	–	(9)	–	(9)
Swiss Franc	35	60	36	–
Norwegian Krone	2	–	2	–
Other	–	–	–	(2)

A 10% (2012: 10%) weakening of Sterling against these currencies at 31 March 2013 would have had the equal and opposite effect to that shown above on the basis that all other variables remain constant.

The 2013 impact on profit for the Swiss Franc relates to the commitment to distribute or otherwise transfer the investment in Galenica Ltd.. Subsequent to the year end, Galenica Ltd. was distributed to AB Acquisitions Holdings Limited.

The movements in equity relate to non-Sterling borrowings, cross currency swaps and forward foreign exchange contracts used during the year to hedge Group assets denominated in those currencies. An appreciation in the value of the borrowing or cross currency swap would be matched by a corresponding depreciation in the value of the related Group asset, which would also be recorded in equity. Exchange rate sensitivities on Group assets other than financial instruments have not been shown in the table above.

Cash flow interest rate risk

The Group manages interest rate risk in accordance with the treasury policy approved by the Board. Exposures are hedged through a combination of interest rate caps and interest rate swaps.

The Group has a mixture of fixed and floating rate borrowings. Before the impact of derivative financial instruments, £80 million or 1.2% (2012: £84 million or 1.1%) of total borrowings were at fixed interest rates. The re-pricing risk of the fixed borrowings coincides with their maturity. The floating rate borrowings re-price within one month of the reporting date, based on short term borrowing rates for the relevant currency.

The Group has interest rate swap protection on principal amounts of £2,000 million (2012: £500 million) to swap outstanding borrowings from floating to fixed rates at a rate of 0.52% (2012: 4.91%) until July 2015. At 31 March 2013, £1,600 million of these swaps (2012: £nil) with a fair value liability of £2 million (2012: £nil) were designated as cash flow hedges. The Group also has interest rate caps with notional principal amounts of £1,500 million (2012: £1,500 million) and €2,000 million (2012: €2,000 million) to protect the Group from rising interest rates on the corresponding amounts of borrowings until July 2015. The Group also has interest rate swap protection of €10 million (2012: €10 million).

After taking into account the impact of derivative financial instruments, £5,220 million or 78% (2012: £5,357 million or 69%) of the Group’s total borrowings were at fixed or capped interest rates. All other borrowings re-price within one month of the year end.

At 31 March 2013, £5,189 million or 81% (2012: £5,341 million or 72%) of the principal outstanding under the facilities raised to finance the acquisition of Alliance Boots plc was hedged.

The impact of a 1% increase and a 1% decrease in interest rates on 31 March 2013 on pre tax profit are shown in the table below. This analysis assumes that all other variables are held constant.

	2013 1% increase in interest rates £million	2013 1% decrease in interest rates £million	2012 1% increase in interest rates £million	2012 1% decrease in interest rates £million
Gain/(loss) – derivative financial instruments	13	(9)	–	1
(Loss)/gain – variable rate financial instruments	(45)	45	(65)	65

The impact on equity would have been a gain of £36 million (2012: £nil) or a loss of £37 million (2012: £nil) for a +/- 1% movement in interest rates.

Equity price risk

The Group is exposed to equity price risk through its long term holdings of listed and unlisted securities, which are classified as available-for-sale investments and held at fair value. The associated measurement volatility on these investments is recorded directly in equity, unless an equity instrument has suffered a significant or prolonged decline, in which case an impairment loss is recorded in profit or loss. The Group is also exposed to equity price risk through its commitment to distribute Galenica Ltd., a future distribution obligation recognised at fair value with the associated measurement volatility recorded in exceptional finance costs.

Equity price risk – sensitivity analysis

The potential impact on the Group’s equity resulting from the application of +/- 5% movement in the fair value of its available-for-sale investments would have been a gain/(loss) recorded in the available-for-sale reserve of £2 million (2012: £2 million). The potential impact on the Group’s profit resulting from the application of +/- 5% movement in the fair value of its future distribution obligation would have been a (loss)/gain recorded in exceptional finance costs of £33 million (2012: £nil).

28 Analysis of movement in net borrowings

Set out below is a reconciliation of the net (decrease)/increase in cash and cash equivalents to the decrease in net borrowings at 31 March 2013:

	2013 £million	2012 £million
Net (decrease)/increase in cash and cash equivalents	(92)	90
Net decrease in restricted cash	(88)	(27)
Cash and cash equivalents outflow from decrease in debt and debt financing	1,294	678
Movement in net borrowings resulting from cash flows	1,114	741
Discounts on repurchase of acquisition borrowings	28	24
Borrowings acquired with businesses	(9)	–
Borrowings derecognised on disposal of businesses	–	41
Finance leases entered into	–	(7)
Amortisation of prepaid financing fees	(27)	(27)
Capitalised finance costs	(22)	(22)
Currency translation differences and fair value adjustments on financial instruments	40	76
Movement in net borrowings in the year	1,124	826
Net borrowings at 1 April	(7,017)	(7,843)
Net borrowings at 31 March	(5,893)	(7,017)

Cash and cash equivalents outflow from decrease in debt and debt financing comprised of proceeds from borrowings of £86 million (2012: £207 million), less repayment and repurchase of borrowings and settlement of derivatives of £1,353 million (2012: £878 million), prepaid fees associated with financing activities of £19 million (2012: £nil) and repayment of capital element of finance lease obligations of £8 million (2012: £7 million).

Set out below is an analysis of the movement in net borrowings during the year:

2013	Cash and cash equivalents £million	Restricted cash £million	Borrowings within current liabilities £million	Borrowings within non-current liabilities £million	Derivative financial instruments £million	Net borrowings £million
At 1 April 2012	670	254	(153)	(7,641)	(147)	(7,017)
Net decrease in cash and cash equivalents	(82)	–	(10)	–	–	(92)
Net decrease in restricted cash	–	(88)	–	–	–	(88)
Cash and cash equivalents outflow from decrease in debt and debt financing	–	–	39	1,138	117	1,294
Discounts on repurchase of acquisition borrowings	–	–	–	28	–	28
Borrowings acquired with businesses	–	–	(9)	–	–	(9)
Amortisation of prepaid financing fees	–	–	–	(27)	–	(27)
Capitalised finance costs	–	–	–	(22)	–	(22)
Non-cash movements	–	–	(15)	15	–	–
Currency translation differences and fair value adjustments on financial instruments	4	1	(4)	(10)	49	40
At 31 March 2013	592	167	(152)	(6,519)	19	(5,893)

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

28 Analysis of movement in net borrowings continued

2012	Cash and cash equivalents £million	Restricted cash £million	Borrowings within current liabilities £million	Borrowings within non-current liabilities £million	Derivative financial instruments £million	Net borrowings £million
At 1 April 2011	629	285	(274)	(8,274)	(209)	(7,843)
Net increase in cash and cash equivalents	58	–	32	–	–	90
Net decrease in restricted cash	–	(27)	–	–	–	(27)
Cash and cash equivalents outflow from decrease in debt and debt financing	–	–	49	564	65	678
Discounts on repurchase of acquisition borrowings	–	–	–	24	–	24
Borrowings derecognised on disposal of businesses	–	–	40	–	1	41
Finance leases entered into	–	–	(2)	(5)	–	(7)
Amortisation of prepaid financing fees	–	–	–	(27)	–	(27)
Capitalised finance costs	–	–	–	(22)	–	(22)
Non-cash movements	–	–	(4)	4	–	–
Currency translation differences and fair value adjustments on financial instruments	(17)	(4)	6	95	(4)	76
At 31 March 2012	670	254	(153)	(7,641)	(147)	(7,017)

In the Group statement of cash flows, cash and cash equivalents included bank overdrafts classified as borrowings within current liabilities in the statement of financial position, which amounted to £13 million (2012: £2 million).

29 Movement in net borrowings resulting from acquisitions and disposals of businesses and investments

	2013 £million	2012 £million
Acquisitions of businesses	(3)	(10)
Net cash/(borrowings) of businesses acquired:
– cash and cash equivalents net of overdrafts	9	2
– borrowings	(9)	–
Disposals of businesses	1	5
Net borrowings of businesses disposed:
– cash and cash equivalents net of overdrafts	–	(13)
– borrowings	–	41
Investments in associates and joint ventures	(16)	(20)
Disposal of investments in associates	3	–
Purchase of non controlling interests	(65)	(122)
	(80)	(117)

30 Provisions

2013	Restructuring and reorganisation £million	Vacant property £million	Other £million	Total £million
At 1 April 2012	37	22	24	83
Acquisition of business	–	–	1	1
Provisions created	5	1	11	17
Provisions utilised	(29)	(7)	(5)	(41)
Provisions released	(2)	(3)	(6)	(11)
Currency translation differences	–	1	(1)	–
At 31 March 2013	11	14	24	49
Current	7	10	7	24
Non-current	4	4	17	25
	11	14	24	49

Restructuring and reorganisation

The restructuring and reorganisation provision relates primarily to the restructuring programmes announced in the Pharmaceutical Wholesale Division and in the UK part of the Health & Beauty Division and related contract manufacturing activities respectively.

Vacant property

The vacant property provisions represent recognition of the present value of the expected net costs arising from vacant properties and sub-let properties. The exact timing of utilisation of these provisions will vary according to the individual properties concerned.

Other

The other provision relates mainly to long service award entitlements accrued on a probability-weighted basis.

31 Share capital

	2013 Number of units	2013 £million	2012 Number of units	2012 £million
Units of capital of CHF1,000:
Issued and fully paid	2,120,152	1,079	2,098,000	1,065

During the year, 21,686 new units of capital of CHF1,000 were issued in exchange for equity owned by a non controlling interest in a subsidiary of the Group. The fair value of the equity issued was £96 million and this gave rise to the recognition of share premium of £82 million. A further 466 units of capital of CHF1,000 were issued to the parent company, AB Acquisitions Holdings Limited, for £2 million and this gave rise to share premium of £2 million.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

32 Other reserves

Other reserves movements within equity were:

2013	Available- for-sale reserve £million	Translation reserve £million	Cash flow hedge reserve £million	Special reserve £million	Associates’ and joint ventures’ other comprehensive income £million	Total £million
At 1 April 2012	9	221	–	(178)	(5)	47
Net exchange differences on translation of non-Sterling denominated operations	–	30	–	–	–	30
Net fair value movements on cash flow hedging instruments	–	–	(2)	–	–	(2)
Net fair value gains on available-for-sale investments deferred in equity	2	–	–	–	–	2
Impairment of available-for-sale investment recycled	3	–	–	–	–	3
Share of post tax other comprehensive income of associates and joint ventures	–	–	–	–	2	2
Purchase of non controlling interests	–	–	–	2	–	2
Tax	–	(2)	–	–	–	(2)
At 31 March 2013	14	249	(2)	(176)	(3)	82

2012	Available- for-sale reserve £million	Translation reserve £million	Cash flow hedge reserve £million	Special reserve £million	Associates’ and joint ventures’ other comprehensive income £million	Total £million
At 1 April 2011	18	242	–	(271)	(4)	(15)
Net exchange differences on translation of non-Sterling denominated operations	–	(23)	–	–	–	(23)
Net fair value movements on cash flow hedging instruments	–	–	1	–	–	1
Cumulative net fair value movements on cash flow hedging instruments recycled to the income statement and to non-current non-financial assets	–	–	(1)	–	–	(1)
Net fair value losses on available-for-sale investments deferred in equity	(24)	–	–	–	–	(24)
Gain on disposal of available-for-sale investments	(1)	–	–	–	–	(1)
Impairment of available-for-sale investment recycled	16	–	–	–	–	16
Share of post tax other comprehensive income of associates and joint ventures	–	–	–	–	(1)	(1)
Liability to acquire equity stakes from non controlling interests	–	–	–	(2)	–	(2)
Purchase of non controlling interests	–	–	–	95	–	95
Tax	–	2	–	–	–	2
At 31 March 2012	9	221	–	(178)	(5)	47

The nature and purpose of each reserve in equity is:

Retained earnings

The Group’s retained earnings reserve, which is presented in the Group’s statement of changes in equity, comprises the Group’s retained earnings, net of distributions made to equity holders, movements related to non controlling interests purchased, together with remeasurement gains and losses on defined benefit schemes and related tax movements.

Available-for-sale reserve

The available-for-sale reserve comprises the cumulative net change in the fair value of the Group’s available-for-sale investments. Net fair value movements are recycled to the income statement if an underlying available-for-sale investment is either derecognised or impaired.

Translation reserve

The translation reserve comprises all currency exchange differences arising from the translation of the financial statements of non-Sterling denominated operations into the presentation currency of the Group, as well as from the translation of financial liabilities that hedge the Company’s net investment in non-Sterling denominated subsidiaries.

Cash flow hedge reserve

The cash flow hedge reserve comprises the effective portion of designated hedges of the variability in cash flows of recognised liabilities and the cumulative net change in the fair value of cash flow hedging instruments related to the hedged risks on highly probable forecast transactions that have not yet occurred. When a forecast transaction occurs and the hedged risk is realised, an appropriate amount is recycled from the cash flow hedge reserve either to the income statement or to the carrying value of a non-current non-financial asset, according to where the underlying cash flow is recorded.

Special reserve

The special reserve comprises amounts recorded on the recognition of commitments to acquire equity stakes from non controlling interests. When the commitments are derecognised, the amounts initially recorded are reversed.

Associates’ and joint ventures’ other comprehensive income

The associates’ and joint ventures’ other comprehensive income reserve records the Group’s share of post tax other comprehensive income of associates and joint ventures.

33 Acquisitions and disposals of businesses

Acquisitions

Russia

On 1 November 2012, the Group acquired a controlling shareholding in Alliance Boots Investments 1 Limited, the UK parent company of the Russia business which was disposed of in the prior year on 31 March 2012. The Group had a pre-existing 49% interest which prior to 1 November 2012 was accounted for as an associate. The main activity of the business acquired is pharmaceutical wholesaling and distribution in Russia.

The Group acquired the additional 51% stake from a subsidiary of AB Acquisitions Holdings Limited, the ultimate parent company of the Group, for consideration of £3 million which was settled in cash. This follows the recently established strategic partnership with Walgreen Co. which included, among other things, an option for Walgreen Co. to acquire the Russia business shareholding on exercise of its option to proceed to a full merger with Alliance Boots.

The net assets acquired at the date of acquisition, as adjusted from book to fair value, and the attributable goodwill were:

Book and fair value at acquisition £million
Other intangible assets	1
Property, plant and equipment	3
Inventories	163
Trade and other receivables	126
Cash and cash equivalents net of borrowings	2
Trade and other payables, and provisions	(285)
Total identifiable net assets	10
Negative goodwill arising on acquisition	(4)
Fair value of existing interest	(3)
3
Satisfied by:
– cash	3

The negative goodwill reflected the value of net assets employed relative to the Russia business’s enterprise value, and in accordance with IFRS 3 Business Combinations is included in the income statement within profit from operations. The remeasurement to fair value of the Group’s existing 49% interest resulted in a gain of £6 million (fair value of £3 million plus £3 million carrying value of liability for equity accounted associate at acquisition date), which was recognised in the income statement within profit from operations.

The consolidated income statement for the year includes revenue of £434 million and profit for the year of £7 million in respect of the Russia business since the acquisition date. If the Russia business had been a subsidiary of the Group from the beginning of the year, taking into account their results prior to acquisition, revenue and profit for the combined Group on a pro forma basis would have been £22,862 million and £729 million respectively.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

33 Acquisitions and disposals of businesses continued

Andreae-Noris Zahn AG (“ANZAG”)

Through Alliance Healthcare Deutschland Holdings 1 GmbH, a company that was indirectly owned 80% by the Group and 20% by AB Acquisitions UK Holdco 5 Limited, a fellow subsidiary owned by the Group’s ultimate parent company, the Group acquired further equity stakes in ANZAG during the year increasing its ownership by 18.1% to full ownership of the equity for consideration of £50 million. The Group also acquired the 20% interest in AB Acquisitions UK Holdco 5 Limited, the UK parent of Alliance Healthcare Deutschland Holdings 1 GmbH from the fellow subsidiary owned by the Group’s parent and ultimate controlling entity for consideration of £27 million which was settled by offset of a pre-existing loan from the Group. At 31 March 2013, 100% of ANZAG is attributable to equity shareholders of the Group.

On 1 April 2013, ANZAG’s name was changed to Alliance Healthcare Deutschland AG.

Other acquisitions

The Group acquired a number of other businesses in the year for cash consideration totalling £nil (2012: £10 million). Net assets identified included the fair value of customer relationships of £nil (2012: £3 million) and £2 million of borrowings (2012: £nil). Goodwill on these acquisitions was £nil (2012: £5 million). The Group also paid £13 million relating to the final payment for the 20% additional equity stake in Farmexpert DCI S.A. acquired in the prior year.

Acquisition related costs

The Group incurred acquisition related costs of £1 million (2012: £1 million) in respect of the acquisitions described above and other acquisition related projects. These costs have been included within administrative costs in the Group’s consolidated income statement and classified as exceptional items.

Disposals during the year ended 31 March 2012

On 31 March 2012 the Group sold 51% of its interest in Alliance Boots Investments 1 Limited, the UK parent company of its Russia business, to a fellow wholly owned subsidiary of AB Acquisitions Holdings Limited, the Group’s parent and ultimate controlling entity (note 12).

34 Operating leases

At 31 March outstanding commitments for future minimum lease payments under non-cancellable operating leases which fall due were:

	2013 £million	2012 £million
Less than one year	317	327
Between one and five years	901	957
More than five years	967	1,093
	2,185	2,377

The Group leases a number of its properties under operating leases. The leases run predominantly for periods from 1 to 25 years, with options to break the leases during the period and renew the leases at the end of the period. Lease rentals are increased at regular intervals to reflect market rentals. None of the leases include material contingent rentals. Rental income from sub-let properties was £20 million (2012: £22 million). Total future minimum sub-let income at the end of the year was £50 million (2012: £53 million).

35 Commitments and contingent liabilities

Commitments

Capital expenditure contracted for at the year end but not yet incurred was £24 million (2012: £32 million) in respect of property, plant and equipment and software.

Contingent liabilities

The Group had aggregate contingent liabilities of £63 million (2012: £78 million), including £17 million (2012: £15 million) for letters of guarantee provided to certain suppliers, a £17 million (2012: £17 million) guarantee provided by Alliance Healthcare Deutschland AG (formerly ANZAG) for certain of its customers and a financial guarantee issued to a third party to underwrite £3 million (2012: £10 million) of loan finance on asset disposals that occurred in a prior year.

36 Retirement benefit assets/obligations

The Group operates a number of retirement benefit schemes in the UK and other countries including both defined benefit and defined contribution schemes.

Defined benefit schemes

UK schemes

The Group’s principal defined benefit scheme is the Boots Pension Scheme in the UK, which is a funded final salary defined benefit scheme providing pensions and death benefits to members. The Scheme was closed to future accrual from 1 July 2010 with pensions calculated based on salaries up until the point of closure. The Scheme is governed by a trustee board, which is independent of the Group and is subject to full actuarial valuation on a triennial basis. The latest such valuation was performed as at 31 March 2010.

At 31 March 2013, the Scheme liabilities of the Boots Pension Scheme represented 97% (2012: 97%) of the total liabilities for all of the Group’s defined benefit schemes.

The Boots Pension Scheme entered into a Memorandum of Understanding during 2007 with the Group, the main elements of which were an agreement that conservative investment strategies would be maintained (the Boots Pension Scheme has continued with its investment strategy of planning to hold 85% of its assets in a diverse portfolio of high quality bonds to match liabilities up to 35 years and the remainder invested in equity and property assets backing longer term liabilities), and a commitment to pay additional contributions. Cash contributions of £29 million were made during the year under the Memorandum of Understanding and up to 31 March 2013, £181 million of additional contributions have been made, with a further £88 million committed in equal annual instalments from August 2014.

The Group has two pension funding partnership structures under which the Group has contributed interests in partnerships worth £273 million, and transferred a number of properties under sale and leaseback arrangements. Between them, the partnerships made contributions of £22 million in the year, and will make similar annual contributions for a further 14 years, with £10 million per year thereafter for a further five years. In addition, a capital sum will be made in 2031 equal to the lower of £156 million and any funding deficit in the Scheme at that point in time. In addition, £14 million was paid in following the most recent triennial valuation of the Boots Pension Scheme as at 31 March 2010.

The Scheme’s interests in the partnerships reduces the deficit on a funding basis, although the agreement does not impact the deficit on an IAS 19 accounting basis, as the investments held by the Scheme in the partnerships do not qualify as assets for the purposes of the Group’s consolidated financial statements and are therefore not included within the fair value of scheme assets.

During the year, the Boots Pension Scheme implemented a Pension Increase Exchange (“PIE”) scheme to allow Scheme members retiring on or after 24 September 2012 to elect for a higher initial pension in exchange for foregoing certain rights to future pension increases. This change resulted in a reduction in the estimated defined benefit scheme liabilities at the date of implementation of £24 million which was recognised within profit from operations as a negative past service cost.

In a previous year, UK legislation changed to set the Consumer Prices Index (CPI) as the statutory measure for applying increases to pensions in payment and for revaluing preserved pensions for occupational pension schemes. Previously the Retail Prices Index (RPI) was used. A small number of Scheme members were affected by this change and, as CPI was projected to continue to increase at a lower rate than RPI, this change resulted in a reduction in the defined benefit scheme liabilities of £24 million in the prior year which was recognised within profit from operations as a negative past service cost.

Since the Scheme closure date, the Group has operated a contract based defined contribution arrangement known as the Alliance Boots Retirement Savings Plan to which both employer and employee contribute. In addition there are two smaller defined benefit schemes in the UK which were closed to future accrual from 1 July 2010, the Boots Supplementary Pension Plan, which is a funded final salary scheme, and the Boots Additional Pension Arrangement, which is a secured unapproved arrangement.

Non-UK schemes

The Group has defined benefit schemes in Germany, France, the Republic of Ireland and Guernsey. In the prior year, the Group closed its defined benefit scheme in The Netherlands to future accrual and subsequently transferred the obligations to a third party.

UK and non-UK schemes

The defined benefit schemes expose the Group to actuarial risks, such as longevity risk, currency risk, inflation risk, interest rate risk and market (investment) risk. The Group is not exposed to any unusual, entity specific or scheme specific risks.

The net amount recognised in respect of defined benefit schemes was:

	2013 £million	2012 £million
Present value of defined benefit scheme liabilities	(5,181)	(4,588)
Less fair value of defined benefit scheme assets:
– government bonds	1,789	1,591
– corporate bonds	2,579	2,292
– equities	590	504
– property	137	136
– other scheme assets	50	16
	5,145	4,539
Net amount recognised	(36)	(49)
Analysed as
– scheme in surplus	62	30
– schemes in deficit	(98)	(79)
	(36)	(49)

All scheme assets have quoted prices in active markets. All government bonds are issued by European governments and are AA+ rated or higher. Interest rate and inflation rate swaps are also employed to complement the role of fixed and index-linked bond holdings for liability risk management.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

36 Retirement benefit assets/obligations continued

The change in the present value of defined benefit scheme liabilities was:

	2013 £million	2012 Re-stated £million
At 1 April	4,588	4,363
Current service costs	3	4
Scheme administrative costs	2	3
Past service credit – scheme amendments	(24)	(30)
Past service credit – curtailments	(1)	(8)
Settlements	–	(59)
Interest on defined benefit scheme liabilities	232	239
Net remeasurement losses – financial	561	166
Net remeasurement (gains)/losses – experience	(19)	66
Net remeasurement gains – demographic	(1)	–
Employee contributions	–	1
Benefits paid	(163)	(155)
Currency translation differences	3	(2)
At 31 March	5,181	4,588

The defined benefit scheme liabilities are 1% (2012: 1%) in respect of active scheme participants, 54% (2012: 54%) in respect of deferred scheme participants, and 45% (2012: 45%) in respect of retirees.

The weighted average duration of the UK defined benefit scheme liabilities at the end of the reporting period is 18 years (2012: 18 years).

The change in the fair value of defined benefit scheme assets was:

	2013 £million	2012 Re-stated £million
At 1 April	4,539	4,149
Interest income on defined benefit scheme assets	230	227
Return on scheme assets, excluding interest income	469	323
Settlements	–	(64)
Employer contributions	70	56
Employee contributions	–	1
Benefits paid	(163)	(155)
Currency translation differences	–	2
At 31 March	5,145	4,539

The Group expects to contribute approximately £42 million to its defined benefit schemes in the year ended 31 March 2014.

The change in the asset surplus restriction of defined benefit schemes was:

	2013 £million	2012 £million
At 1 April	–	9
Surplus restriction reversal	–	(9)
At 31 March	–	–

The net credit recognised in the income statement comprised:

	2013 £million	2012 Re-stated £million
Current service costs	(3)	(4)
Scheme administrative costs	(2)	(3)
Past service credits	25	38
Settlement losses	–	(5)
	20	26
Net interest cost on net defined benefit scheme liabilities/assets	(2)	(12)
	18	14

The credit/(expense) was recognised in the following line items in the income statement:

	2013 £million	2012 Re-stated £million
Selling, distribution and store costs	24	22
Administrative costs	(4)	4
Finance income	2	–
Finance costs	(4)	(12)
	18	14

The principal actuarial assumptions at the year end were:

	2013		2012
	UK	Non-UK	UK	Non-UK
Discount rate for defined benefit scheme liabilities	4.5%	3.1% to 4.5%	5.2%	4.5% to 5.2%
Rate of inflation (RPI)	3.3%	1.8% to 3.3%	3.2%	1.8% to 3.2%
Rate of increase to pensions in payment	3.0%	1.8% to 3.0%	3.1%	1.8% to 3.1%
Rate of increase to pensions before retirement	3.0%	2.0% to 3.3%	3.1%	2.0% to 3.1%

As the defined benefit liability in the UK is no longer linked to salary increases, this is not a principal assumption.

For the Boots Pension Scheme, the projected life expectancy assumed from the age of 60 years was:

	2013 Currently aged 45	2013 Currently aged 60	2012 Currently aged 45	2012 Currently aged 60
Male	27.8	27.4	27.7	27.4
Female	29.7	28.2	29.6	28.1

The mortality assumptions adopted as at 31 March 2013 have been set to reflect the Company’s best estimate view of life expectancies of members for each individual pension arrangement. These mortality assumptions vary by arrangement, each assumption reflecting the characteristics of the membership of that arrangement.

A sensitivity analysis on the principal assumptions used to measure the scheme liabilities at the year end is:

	Change in assumption	Impact on scheme liabilities
Discount rate	Increase by 0.25%	Decrease by £222 million
Rate of inflation (RPI)	Increase by 0.25%	Increase by £177 million
Rate of increase to pensions in payment	Increase by 0.25%	Increase by £155 million
Rate of increase to pensions before retirement	Increase by 0.25%	Increase by £71 million
Assumed life expectancy at age 60 (rate of mortality)	Increase by 1 year	Increase by £150 million

Changes in RPI impact increases to pension both before retirement and in payment, the majority of which are linked to RPI capped at 5% per annum.

The Boots Pension Scheme has a hedging strategy in place, based on swap contracts overlaying the bond portfolio, which aims to reduce volatility in the Scheme. Broadly the Scheme has hedging that covers 75% of interest rate movements and 84% of inflation movements. As such a 0.25% increase in interest rates would reduce the statement of financial position deficit by around £55 million and a 0.25% increase in inflation would increase the statement of financial position deficit by around £26 million.

The sensitivity information has been derived for the Boots Pension Scheme, which makes up the majority of the liability, using projected cash flows for the Scheme valued using the relevant assumptions and membership profile as at 31 March 2013. Extrapolation of these results beyond the sensitivity figures shown may not be appropriate.

Defined contribution schemes

The Group operates a number of defined contribution schemes. The cost recognised in the income statement was £88 million (2012: £85 million).

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

37 Related parties

Parent company and ultimate controlling parties

At 31 March 2013, AB Acquisitions Holdings Limited was the immediate and ultimate parent company of Alliance Boots GmbH.

AB Acquisitions Holdings Limited is incorporated in Gibraltar, and its registered office is 57/63 Line Wall Road, Gibraltar. AB Acquisitions Holdings Limited is jointly controlled by Alliance Santé Participations S.A., and by certain funds advised by Kohlberg Kravis Roberts & Co. L.P.. S. Pessina and O. Barra, who are Directors of Alliance Boots GmbH, are also directors of Alliance Santé Participations S.A., which is ultimately owned by a family trust.

Key management personnel

Key management personnel comprise the Directors of Alliance Boots GmbH and, in addition, J.X. Chincotta, V. Nagrani and W. Zettel through their directorships of AB Acquisitions Holdings Limited. The Directors of Alliance Boots GmbH were:

S. Pessina* (Executive Chairman)

G.R. Fairweather*

M. Pagni*

O. Barra*

A. Gourlay*

D. Murphy

M. Caprioli

S. D’Angelo

G. Wasson (appointed 2 August 2012)

W. Miquelon (appointed 2 August 2012)

T. Sabatino (appointed 2 August 2012)

R. Zimmerman (appointed 2 August 2012)

N.C.E. Land

C. Britton

A. De Nunzio

E. Jornod

* Executive Directors

There was no change in Directors since 31 March 2013.

Key management personnel remuneration

The remuneration of the key management personnel of the Group comprised:

	2013 £million	2012 £million
Short term employee benefits	6	6
Long term employee benefits	2	–

Other transactions with key management personnel

Together with other senior managers, executive Directors participate in a management equity plan which is designed to enable them, as investors, to share in the future financial success of the Group through an investment of personal capital. To assist participation, the Group provided loans under commercial terms and at 31 March 2013 the loan amounts outstanding in respect of key management personnel were £0.2 million (2012: £0.3 million).

During the year, A Gourlay, together with family members redeemed 18,846 (2012: 18,000) loan notes with a nominal value of £1 each which had been issued by the Group in a previous year. At 31 March 2013, there were no loan notes outstanding (2012: 18,846).

During the year, S. Pessina received 277 shares (2012: 264 shares) in Galenica Ltd., an associate investment of the Group, in lieu of fees for his services as a director. At 31 March 2013, S. Pessina owned 1,592 shares (2012: 1,315 shares) in Galenica Ltd.. On 1 January 2012, E. Jornod received 40,000 shares in Galenica Ltd. in lieu of director’s fees for the period 1 January 2012 to 31 January 2016, and at 31 March 2013 he owned 47,261 shares (2012: 48,823 shares) in total in Galenica Ltd..

Key management personnel may purchase goods for personal and family use from the Health & Beauty Division businesses in the UK on the same terms and conditions as those available to all other UK employees of the Group.

Two children of key management personnel were employed by the Group during the year. Their total remuneration was £41,000 (2012: one child £13,000).

Transactions with fellow subsidiaries of AB Acquisitions Holdings Limited

The Group has transacted with fellow subsidiaries of AB Acquisitions Holdings Limited during the current and prior years, all of which have been on arm’s length bases. A summary of these transactions is as follows:

On 15 June 2012, the Group acquired the entire non controlling interest of 20% in AB Acquisitions UK Holdco 5 Limited, the UK parent company of its German wholesale business from a fellow subsidiary for consideration of £27.4 million which was settled by offset of a pre-existing loan and interest receivable. The loan of £25.0 million was advanced to this fellow subsidiary under a committed loan facility in the year ended 31 March 2011. Finance income recorded in the income statement in relation to the loan in the current year was £0.4 million (2012: £1.6 million) and the cumulative amount of interest receivable at 15 June 2012 was £2.4 million (31 March 2012: £2.0 million).

On 1 November 2012, the Group acquired a 51% interest in Alliance Boots Investments 1 Limited, the UK parent of its formerly owned Russia business from a fellow subsidiary for £3.0 million bringing the Group’s interest to 100%. This 51% interest had previously been sold to the fellow subsidiary on 31 March 2012 for £3.0 million. At 31 March 2012, there was a net receivable due to the Group in respect of Alliance Boots Investments 1 Limited and its subsidiaries of £13.3 million which was repayable in 2014. In addition, the Group provided a Russian Rouble committed loan facility until 2014 equivalent to £30.0 million to the Russia business. No amounts were drawn down at 31 March 2012 under this facility.

During the year a Euro loan was advanced to a fellow subsidiary at arm’s length interest rates which is due for repayment on 22 September 2013. At 31 March 2013 the amount due in respect of this loan was £56.5 million. Finance income recorded in the income statement in relation to the loan was £0.5 million and the cumulative amount of interest receivable at 31 March 2013 was £0.2 million. 51% of the amounts outstanding are guaranteed by a fellow subsidiary of AB Acquisitions Holdings Limited. In the prior year, £13 million was advanced to a fellow subsidiary which was repaid in full in that year.

At 31 March 2013, the Group owed £8.6 million (2012: £8.6 million) relating to a loan provided by a fellow subsidiary. Finance costs recorded in the income statement were £0.7 million (2012: £0.7 million) and the cumulative amount of interest payable at 31 March 2013 was £0.5 million (2012: £6.3 million). The loan is repayable in March 2014.

In the prior year, £0.9 million was received on behalf of a fellow subsidiary and was still held at 31 March 2012. The amount was repaid in full during the current year.

Trading transactions with associates which are also fellow subsidiaries of AB Acquisitions Holdings Limited are included within the Transactions with associates and joint ventures table later in this note.

Transactions with Walgreen Co.

Following Walgreen Co.’s acquisition of a 45% equity stake in Alliance Boots GmbH on 2 August 2012, Walgreen Co. and its subsidiaries are related parties. Transactions with Walgreen Co. since 2 August 2012 (excluding Walgreens Boots Alliance Development GmbH which is a joint venture, transactions with which are disclosed at the end of this note), all of which are carried out on an arm’s length basis were revenue of £3.5 million and the reimbursement of administrative costs of £2.5 million. At 31 March 2013, amounts due from Walgreen Co. were £2 million.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

37 Related parties continued

Transactions with other related parties

As disclosed in the shareholder circular sent to the shareholders of Alliance Boots plc on 26 May 2007, Kohlberg Kravis Roberts & Co. L.P. and Alliance Participations Limited or their respective designees are each entitled to receive an annual monitoring fee. S. Pessina and O. Barra are directors of Alliance Participations Limited which is owned by a family trust. During the year, each party received £3.3 million (2012: £3.2 million), of which £0.8 million was outstanding to each at 31 March 2013 (2012: £0.8 million outstanding to each).

The Group, in its normal course of business, transacts with other entities controlled or significantly influenced by Kohlberg Kravis Roberts & Co. L.P.. All transactions are carried out on an arm’s length basis.

During the year, the Group paid £0.3 million (2012: £0.3 million) for accounting services to an entity which is considered to be a related party by virtue of it being jointly controlled by a director of AB Acquisitions Holdings Limited. The transaction was on an arm’s length basis.

At 31 March 2012, Walvis Limited and Walvis 2 Limited owned £84.7 million and £142.2 million respectively of the principal of the Group’s senior and subordinated facilities loans. Walvis Limited and Walvis 2 Limited are both companies controlled by Dascoli Finance S.A.. S. Pessina is a director of Dascoli Finance S.A.. On 21 March 2013, the Group acquired these loans from Walvis Limited and Walvis 2 Limited respectively, at the prevailing market price of £247.6 million, compared to the principal, which included rolled up interest due when the loans themselves are repaid, of £247.1 million. In the prior year, Walvis 2 Limited acquired £106.2 million of the principal of the Group’s senior facilities loans and the Group acquired £104.4 million of the principal of the Group’s senior facilities loans from Walvis 2 Limited.

In previous years, the Group invested in profit participating notes issued by Walvis Limited and Walvis 2 Limited respectively, and at 31 March 2012, the Group’s cumulative investment in these notes was £55.0 million and £99.9 million respectively. During the year, finance income recognised in the income statement in relation to these notes, which includes rolled up interest which is paid when the note itself is redeemed, was £14.1 million (2012: £15.4 million). At 31 March 2012, the carrying value of the Group’s investment in these notes, including rolled up interest, was £171.6 million and, in addition, interest receivable was £11.1 million. During the year, the notes were redeemed for £193.1 million, giving rise to a gain on redemption of £13.9 million which was recognised in finance income, and all interest receivable was paid.

On 21 March 2013, the Group acquired £30.0 million of the principal of the Group’s senior facilities loans at current market value of £29.5 million from AF Lux Finance S.A.. S. Pessina is a director of AF Lux Finance S.A.. At 31 March 2012, AF Lux Finance S.A. owned £30.0 million of the principal of the Group’s senior facilities loans. During the year, £1.1 million (2012: £1.1 million) of finance costs were recorded in the income statement as payable to AF Lux Finance S.A., of which £nil was outstanding at 31 March 2013 (2012: £nil).

In the prior year, Dascoli Finance S.A. invested £2,718 in a subsidiary of the Group. S. Pessina is a director of Dascoli Finance S.A..

Walvis Verwaltungs GmbH owns a 1% controlling interest in a subsidiary of the Group. Walvis Verwaltungs GmbH is 100% owned by Alliance Santé Participations S.A.. S. Pessina and O. Barra are Directors of Alliance Santé Participations S.A..

Subsidiary undertakings

The Group’s principal subsidiary undertakings, all of which are indirectly held, were:

	Percentage held by subsidiary undertakings	Percentage attributable to equity shareholders of the Company	Country of operation	Main activity
Health & Beauty Division
Boots UK Limited	100	100	UK	Pharmacy-led health and beauty retailing
Boots Opticians Professional Services Limited	58.0	58.0	UK	Optical practices
Boots Norge A.S.	100	100	Norway	Pharmacy-led health and beauty retailing
Boots Retail (Ireland) Limited	100	100	Republic of Ireland	Pharmacy-led health and beauty retailing
Alliance Apotheek B.V.	100	100	The Netherlands	Retail pharmacy operator
Boots Retail (Thailand) Limited	100	100	Thailand	Pharmacy-led health and beauty retailing
Pharmaceutical Wholesale Division
Alliance Healthcare France S.A.	99.8	99.8	France	Pharmaceutical wholesaling and distribution
Alliance Healthcare Deutschland AG	100	99.9	Germany	Pharmaceutical wholesaling and distribution
Alliance Healthcare (Distribution) Limited	100	100	UK	Pharmaceutical wholesaling and distribution
Hedef Ecza Deposu Ticaret A.S.	80.0	80.0	Turkey	Pharmaceutical wholesaling and distribution
Alliance Healthcare España S.A.	99.2	99.2	Spain	Pharmaceutical wholesaling and distribution
United Company of Pharmacists S.A.E.	50.0	40.0	Egypt	Pharmaceutical wholesaling and distribution
Alliance Healthcare Nederland B.V.	100	100	The Netherlands	Pharmaceutical wholesaling and distribution
Alliance Healthcare s.r.o.	97.1	97.1	Czech Republic	Pharmaceutical wholesaling and distribution
OOO Alliance Healthcare Rus	100	100	Russia	Pharmaceutical wholesaling and distribution
Farmexpert DCI S.A.	80.0	80.0	Romania	Pharmaceutical wholesaling and distribution
Alliance Healthcare Norge A.S.	100	100	Norway	Pharmaceutical wholesaling and distribution
Armila UAB	100	99.9	Lithuania	Pharmaceutical wholesaling and distribution
Contract Manufacturing
BCM Limited	100	100	UK	Contract manufacturing

The respective countries of incorporation for the principal subsidiaries are the same as the country of operation, except for those operating in the UK where the country of incorporation is England & Wales.

Notes to the consolidated financial statements continued

for the years ended 31 March 2013 and 2012

37 Related parties continued

Associates and joint ventures

The Group’s principal associates and joint ventures were:

	Percentage interest in ordinary share capital and voting rights	Percentage attributable to equity shareholders of the Company	Country of operation	Main activity
Associates
Alliance Healthcare Italia S.p.a.	49.0	49.0	Italy	Pharmaceutical wholesaling and distribution and retail pharmacy operator
Alliance Healthcare S.A.	49.0	49.0	Portugal	Pharmaceutical wholesaling and distribution
Hydra Pharm SPA	30.0	18.0	Algeria	Pharmaceutical wholesaling and distribution
Oktal Pharma d.o.o.	49.0	49.0	Croatia	Pharmaceutical wholesaling and distribution
Galenica Ltd. [1]	25.5	25.5	Switzerland	Pharmaceutical manufacturing, pharmaceutical wholesaling and distribution and retail pharmacy operator
Joint ventures
Guangzhou Pharmaceuticals Corporation	50.0	50.0	China	Pharmaceutical wholesaling and distribution
Walgreens Boots Alliance Development GmbH	50.0	50.0	Switzerland	Development company to facilitate delivery of synergies

1 All shares have the same voting rights, but the Group may not exercise more than 20% of the votes.

The respective countries of incorporation for the principal associates and joint ventures are the same as the country of operation.

The accounting reference dates of the principal associates and joint ventures are 31 December with the exception of Alliance Healthcare Italia S.p.a. whose accounting reference date is 31 March and Walgreens Boots Alliance Development GmbH whose accounting reference date is 31 January.

Transactions with associates and joint ventures, all of which are carried out on an arm’s length basis were:

	2013		2012
	Associates £million	Joint ventures £million	Associates £million	Joint ventures £million
Revenue	20	9	24	–
Purchases	(33)	(1)	(23)	–
Other income received from	–	1	–	1
Other charges from	(3)	(1)	–	–
Amounts due from	4	7	3	–
Amounts due to	(1)	–	(2)	–

38 Accounting estimates and judgements

In preparing the consolidated financial statements, the management of Alliance Boots GmbH is required to make estimates and judgements. The matters described below are considered to be the most important in understanding the judgements that are involved in preparing these statements and the uncertainties that could impact the amounts reported in the results of operations, financial position and cash flows. The Group’s accounting policies are described in note 2.

Revenue

In the Health & Beauty Division, dispensing revenues are initially estimated because the actual reimbursements for such sales are often not known until after the month of sale.

In respect of loyalty schemes, principally the Boots Advantage Card, liabilities are recorded to estimate the proportion of the points issued which will be redeemed by customers.

Supplier rebates

The recognition of supplier rebates may require estimation when the reporting year ends are not coterminous with the end of predetermined periods over which rebates are earned.

Fair value measurement on a business combination

The measurement of fair values on a business combination requires the recognition and measurement of the identifiable assets, liabilities and contingent liabilities. The key judgements involved are the identification and valuation of intangible assets which require the estimation of future cash flows and the selection of a suitable discount rate.

Impairment of intangible assets, including goodwill, and tangible assets

Following the acquisition of Alliance Boots plc in 2007, the Group has significant carrying values of goodwill and other intangible assets, such as pharmacy licences, brands and customer relationships. Goodwill and other indefinite life intangibles, such as pharmacy licences and certain brands are held at cost and tested annually for impairment. Amortised intangible and tangible assets are tested for impairment where there are indications of impairment. The impairment tests involve estimation of future cash flows and the selection of suitable discount rates. These require an estimation of the value-in-use of the cash generating units to which the intangible assets are allocated.

Measurement of defined benefit scheme liabilities

The Group recognises and measures costs relating to defined benefit schemes in accordance with IAS 19, Employee Benefits. In applying IAS 19, costs are assessed in accordance with the advice of independent qualified actuaries. This requires the exercise of significant judgements in relation to the estimation of future changes in salaries and inflation, as well as mortality rates, and the selection of suitable discount rates.

Provisions

Provisions are recognised when it becomes probable that there will be a future outflow of funds resulting from past operations or events which can be reasonably estimated. The timing of recognition requires the application of judgement to existing facts and circumstances, which can be subject to change.

Estimates of the amounts of provisions recognised are based on current legal and constructive requirements and price levels. Actual outflows can differ from estimates due to changes in laws, regulations, public expectations, prices and conditions, and can take place many years in the future, and therefore the carrying amounts of provisions are regularly reviewed and adjusted to take account of such changes.

39 Risk assessment

The Group’s executive Directors play the leading role in internal controls, monitoring the overall risk profile and regularly reporting to the Board through the audit and risk committee. In addition, the Board through the executive Directors is responsible for determining clear policies as to what the Group considers to be acceptable levels of risk. These policies seek to enable people throughout the Group to use their expertise to identify risks that could undermine performance and to devise ways of bringing them within acceptable levels. Where risks are identified that are not acceptable, action plans are developed to mitigate them with clear allocation of responsibilities and timescales for completion, which ensures that progress towards implementing these plans is monitored and reported upon.

40 Events after the year end

On 10 May 2013, the Group distributed its entire 25.5% equity shareholding in Galenica Ltd. to its ultimate parent company, AB Acquisitions Holdings Limited.